                                                                EXHIBIT 10.4 (1)

================================================================================

                                  $600,000,000

                                CREDIT AGREEMENT

                           Dated as of August 5, 1994

                                     among

                            A. H. BELO CORPORATION,
                                  as Borrower,

                                      and

                           CITICORP SECURITIES, INC.,
                             as Syndication Agent,

                                      and

                      THE FIRST NATIONAL BANK OF CHICAGO,
                            as Administrative Agent,

                                      and

                   TEXAS COMMERCE BANK NATIONAL ASSOCIATION,
                            as Documentation Agent,

                                      and

                            THE BANKS LISTED HEREIN,
                                   as Lenders



================================================================================

                              TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
ARTICLE 1 - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Terms Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 2 - THE CREDITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.1     Commitment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.2     Ratable Advances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.3     Competitive Bid Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.4     Mandatory Reductions of the Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.5     Optional Principal Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.6     Optional Reduction of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.7     Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.8     Method of Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.9     Method of Selecting Types and Interest Periods for New Ratable Advances  . . . . . . . . . . . . . .  25
         2.10    Conversion and Continuation of Outstanding Ratable Advances  . . . . . . . . . . . . . . . . . . . .  25
         2.11    Changes in Interest Rate, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.12    Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.13    Notes; Telephonic Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.14    Interest Payment Dates; Interest Basis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.15    Notification of Loans; Interest Rates, Prepayments and Commitment Reductions . . . . . . . . . . . .  27
         2.16    Applicable Lending Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.17    Optional Termination and Replacement of Lenders in Certain Circumstances . . . . . . . . . . . . . .  28
         2.18    Successor Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.19    Non-Receipt of Funds by the Administrative Agent . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         2.20    Extension of Facility Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 3 - CHANGE IN CIRCUMSTANCES; ILLEGALITY;
            INDEMNIFICATION; TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.1     Yield Protection.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.2     Change in Legality.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.3     Availability of Interest Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.4     Failure to Pay or Borrow on Certain Dates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.5     Lender Certificates; Survival of Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.6     Withholding Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.7     Withholding Tax Exemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 4 - CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.1     Initial Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.2     Each Advance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         4.3     Each Advance Resulting in an Increase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.1     Corporate Existence and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.2     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.3     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.4     Compliance with Laws and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.6     Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.7     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.8     Government Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.9     Properties; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.10    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.11    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.12    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.13    Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.14    Accuracy of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.15    Regulation U . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.16    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE 6 - COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         6.1     Financial Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.2     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.3     Notice of Default, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.4     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.5     Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.6     Maintenance of Corporate Existence, Assets, Business and Insurance . . . . . . . . . . . . . . . . .  41
         6.7     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.8     Compliance with Laws and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.9     Lines of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.10    Inspection; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.11    Stock Redemptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.12    Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.13    Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.14    Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.15    Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         6.16    Leverage Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         6.17    Fixed Charge Coverage Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         6.18    Subordinated Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE 7 - DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE 8 - ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         8.1     Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         8.2     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         8.3     Preservation of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE 9 - GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.1     Benefit of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.2     Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.3     Governmental Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.4     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.5     Applicable Law; Venue; Service of Process  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.6     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.7     ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.8     Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         9.9     Several Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         9.10    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         9.11    Numbers of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         9.12    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         9.13    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         9.14    Maximum Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.15    Non-Application of Chapter 15 of Texas Credit Code . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.16    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.17    WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.18    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.19    LIMITATION OF LIABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.20    Lenders Not Fiduciaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.21    Termination of and Waiver Under Prior Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE 10 - THE CO-AGENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         10.1    Appointment of Co-Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         10.2    Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         10.3    General Immunity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         10.4    No Responsibility for Loans, Recitals, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         10.5    Action on Instructions of Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         10.6    Employment of Agents and Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         10.7    Reliance on Documents; Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         10.8    Co-Agents' Reimbursement and Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         10.9    Rights as a Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         10.10   Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         10.11   Co-Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

ARTICLE 11 - SETOFF; RATABLE PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         11.1    Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         11.2    Sharing of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

ARTICLE 12 - NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         12.1    Giving Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         12.2    Change of Address  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

ARTICLE 13 - COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                               INDEX TO SCHEDULES


                                                                             Section
Schedule                  Description of Schedule                            Reference
- - --------                  -----------------------                            ---------
1                         List of Lenders and Commitments                    1.1
2                         List of Subsidiaries                               5.11
3                         Existing Permitted Liens                           1.1, 6.7
4                         Existing Litigation                                5.3
5                         Environmental Matters                              5.16




                               INDEX OF EXHIBITS

Exhibit                   Description of Exhibit
- - -------                   ----------------------
"A"                       Form of Note (Ratable Loans)
"B"                       Form of Note (Competitive Bid Loans)
"C"                       Form of Declaration of Bidding Status
"D"                       Form of Competitive Bid Quote Request
"E"                       Form of Invitation for Competition Bid Quotes
"F"                       Form of Competitive Bid Quote
"G"                       Form of Assignment and Acceptance Agreement
"H"                       Form of Opinion of Counsel for Borrower

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT (as amended, modified, supplemented, renewed or restated from time to time, the "Agreement") dated as of August 5, 1994 is made by and among A. H. BELO CORPORATION, a Delaware corporation ("Borrower"), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party hereto in accordance with the provisions hereof (collectively, the "Lenders" and individually, a "Lender"), CITICORP SECURITIES, INC., in its capacity as syndication agent for the Lenders (the "Syndication Agent"), THE FIRST NATIONAL BANK OF CHICAGO, in its capacity as administrative agent for the Lenders (the "Administrative Agent"), and TEXAS COMMERCE BANK NATIONAL ASSOCIATION, in its capacity as documentation agent for the Lenders (the "Documentation Agent") (the Syndication Agent, the Administrative Agent and the Documentation Agent are collectively called the "Co-Agents" and, individually, a "Co-Agent").

                                   RECITALS:

         WHEREAS, Borrower has requested the Lenders and the Co-Agents to make a revolving credit facility in the principal amount of $600,000,000 available to Borrower for general corporate purposes, including, without limitation, to refinance existing indebtedness, repurchase outstanding common stock of the Borrower, make non-hostile acquisitions, back-up its current or future commercial paper program, and provide working capital; and

         WHEREAS, the Lenders and the Co-Agents are willing to make such a revolving credit facility available to Borrower on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, the Lenders and the Co-Agents hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

                 "Absolute Rate" shall mean, with respect to an Absolute Rate Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100th of 1%) offered by such Lender and accepted by Borrower.





CREDIT AGREEMENT - Page 1

                 "Absolute Rate Advance" shall mean a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to Borrower at the same time and for the same Absolute Rate Interest Period.

                 "Absolute Rate Auction" shall mean a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to
         Section 2.3.

                 "Absolute Rate Interest Period" shall mean, with respect to an Absolute Rate Advance, a period of not less than 14 and not more than 280 days commencing on a Business Day selected by Borrower pursuant to this Agreement. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

                 "Absolute Rate Loan" shall mean a Loan which bears interest at the Absolute Rate.

                 "Administrative Agent" shall have the meaning assigned to such term in the preamble hereto.

                 "Advance" shall mean a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Lenders to Borrower on the same Borrowing Date, at the same Rate Option (or on the same interest basis in the case of Competitive Bid Advances) and for the same Interest Period and includes a Competitive Bid Advance, a Eurodollar Advance and a Floating Rate Advance.

                 "Affiliate" shall mean, as to any Person, any other Person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (ii) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person; or (iii) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall any Co-Agent or Lender be deemed an Affiliate of Borrower or any of its Subsidiaries.

                 "Agreement" shall have the meaning assigned to such term in the preamble hereto.

                 "Alternate Base Rate" shall mean, for any date, a rate per annum equal to the higher as of such day of (i) the Federal Funds Effective Rate plus one-half of one percent (1/2%) per annum and (ii) the Corporate Base Rate. Any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate or the Corporate Base Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate or the Corporate Base Rate, as the case may be.





CREDIT AGREEMENT - Page 2

                 "Applicable Eurodollar Margin" shall mean for each Eurodollar Advance, the percentage rate of interest set forth in the table below to be added to the Eurodollar Rate based on Borrower's ratio of Funded Debt as of the date of the most recent fiscal quarter to Pro Forma Operating Cash Flow for the preceding four fiscal quarters most recently then ended expressed as a percentage (rounded to the nearest 1/100 of 1%) as follows:

                            Ratio of Funded Debt/                               Applicable Eurodollar Margin
                        Pro Forma Operating Cash Flow                           (percentage rate of interest)
                        -----------------------------                           -----------------------------
                     Greater than 5.00:                                               0.500% per annum
                     Equal to or greater than 4.51,
                              but equal to or less than 5.00:
                                                                                      0.425% per annum

                     Equal to or greater than 4.01,
                              but equal to or less than 4.50:
                                                                                      0.350% per annum

                     Equal to or less than 4.00:                                      0.250% per annum


         Any change in the Applicable Eurodollar Margin required hereunder shall be deemed to occur on the date that the Administrative Agent receives the financial statements required by Section 6.1(i) and 6.1(ii), as the case may be, and the certificate required by Section 6.1(iii); provided, that if Borrower fails to deliver to the Administrative Agent such financial statements and certificate on or before the date such financial statements or certificate are required to be delivered pursuant to Section 6.1(i) or 6.1(ii), as the case may be, or Section 6.1(iii), the Applicable Eurodollar Margin for all Eurodollar Advances shall be one-half of one percent (0.500%) per annum for the period from such required date until the date such statements and certificate are actually delivered to the Administrative Agent, after which the Applicable Eurodollar Margin shall be as otherwise provided herein. The Administrative Agent will promptly notify Borrower and the Lenders in writing of any changes in the Applicable Eurodollar Margin.

                 "Applicable Lending Office" shall mean for each Lender and each Type of Loan, the lending office of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan below its name on the signature pages hereof or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify in writing to Borrower and the Administrative Agent as the office by which its Loans of such Type are to be made and maintained.

                 "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit "G" hereto.





CREDIT AGREEMENT - Page 3

                 "Authorized Officer" shall mean any of the President, any Executive Vice President, any Senior Vice President, the Treasurer or any Vice President of Borrower, acting singly.

                 "Bidding Lender" shall mean a Lender who has notified the Administrative Agent of its desire to be invited to submit Competitive Bid Quotes by delivering an executed Declaration of Bidding Status in the form of Exhibit "C" hereto to the Administrative Agent (with a copy to Borrower).

                 "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

                 "Borrowing Date" shall mean a date on which an Advance is made, Continued or Converted hereunder.

                 "Borrowing Notice" shall have the meaning assigned to such term in Section 2.9.

                 "Broadcast Subsidiary" shall mean, at any time, Borrower and each Subsidiary which owns, operates or is otherwise engaged in any business which engages in the radio or television broadcasting business through the ownership or operation of AM or FM radio stations or UHF or VHF television stations, or is otherwise engaged in the broadcast industry through cable television, subscription television, multipoint distribution, data transmission or production or similar activities.

                 "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday in the States of Texas, New York or Illinois, on which banks are open for substantially all their banking business in Chicago, Illinois, Dallas, Texas and New York, New York; provided, however, if such date relates to a borrowing of, a payment or prepayment of principal of or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a Eurodollar Bid Rate Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment or Interest Period, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

                 "Capital Stock" shall mean any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

                 "Capitalized Lease Obligations" shall mean the amount of the obligations of Borrower and its Subsidiaries under Financing Leases which would be shown as a liability on a balance sheet of Borrower or a Subsidiary, determined in accordance with GAAP.

                 "CERCLA" shall have the meaning assigned to such term in the definition of "Environmental Law" in this Section 1.1.





CREDIT AGREEMENT - Page 4

                 "Citicorp" shall mean Citicorp U.S.A., Inc. in its individual capacity.

                 "Closing Date" shall mean August 5, 1994.

                 "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

                 "Commitment" shall mean, as to any Lender, such Lender's Pro Rata Percentage of $600,000,000, as set forth opposite such Lender's name under the heading "Commitment" on Schedule 1 hereto, or in the Assignment and Acceptance executed by a Lender and an Eligible Assignee pursuant to Section 9.13, as such amount may be reduced or terminated from time to time pursuant to Sections 2.4 or 2.6 or
         Article 8 hereof, and "Commitments" shall mean, collectively, the Commitments for all of the Lenders.

                 "Commitment Letter" shall mean the commitment letter (including without limitation, Exhibits A and B thereto) dated July 5, 1994 by and among Borrower, the Co-Agents, Citicorp, First Chicago and TCB with respect to the Transactions, together with the Fee Letter referred to therein.

                 "Competitive Bid Advance" shall mean a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid Loans made by some or all of the Lenders to Borrower at the same time and for the same applicable Interest Period.

                 "Competitive Bid Borrowing Notice" shall have the meaning assigned to such term in Section 2.3.6.

                 "Competitive Bid Loan" shall mean a Eurodollar Bid Rate Loan or an Absolute Rate Loan, or both, as the case may be.

                 "Competitive Bid Margin" shall mean the margin above or below the applicable Eurodollar Base Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100th of 1%) to be added to or subtracted from such Eurodollar Base Rate.

                 "Competitive Bid Note" shall mean a promissory note in substantially the form of Exhibit "B" hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

                 "Competitive Bid Quote" shall mean a Competitive Bid Quote substantially in the form of Exhibit "F" hereto completed and delivered by a Lender to the Administrative Agent in accordance with
         Section 2.3.4.





CREDIT AGREEMENT - Page 5

                 "Competitive Bid Quote Request" shall mean a Competitive Bid Quote Request substantially in the form of Exhibit "D" hereto completed and delivered by Borrower to the Administrative Agent in accordance with Section 2.3.2.

                 "Continue", "Continuation", and "Continued" shall mean a continuation pursuant to Section 2.10 of a Eurodollar Advance as a Eurodollar Advance from one Interest Period to the next Interest Period.

                 "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

                 "Convert", "Conversion", and "Converted" shall mean a conversion pursuant to Section 2.10 of one Type of Advance into another Type of Advance.

                 "Conversion/Continuation Notice" shall have the meaning assigned to such term in Section 2.10.

                 "Corporate Base Rate" shall mean a rate of interest announced by the Administrative Agent from time to time as its corporate base rate, changing when and as said corporate base rate changes. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Corporate Base Rate shall be effective on the date such change in the Corporate Base Rate is announced. The Corporate Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Corporate Base Rate.

                 "Debtor Relief Laws" shall mean the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the Rights of creditors generally.

                 "Default" shall mean the occurrence of an event described in
         Article 7.

                 "Default Rate" shall mean the lesser of (i) the Maximum Rate or (ii) the sum of the Alternate Base Rate in effect from day to day plus two percent (2%).

                 "Documentation Agent" shall have the meaning assigned to such term in the preamble hereto.

                 "Dollars" or "$" shall mean lawful money of the United States of America.





CREDIT AGREEMENT - Page 6

                 "Eligible Assignee" shall mean a savings and loan association, a federal savings bank, a commercial bank organized under the laws of the United States, or any State thereof, or a foreign bank which maintains a branch or agency under the laws of the United States, and having been approved by Borrower as an acceptable assignee of a Lender pursuant to Section 9.13 hereof, or any Affiliate of a Lender or a Lender.

                 "Environmental Law" shall mean any federal, state, local or foreign Law issued, promulgated, approved or entered thereunder, relating to pollution or the protection, cleanup or restoration of the environment or natural resources, industrial hygiene, land use, waste management, or to safety or health, including, but not limited to, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act ("RCRA"), the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and the federal Occupational Safety and Health Act, in each case as amended from time to time.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group consisting of Borrower or its Subsidiaries or any member of the Controlled Group.

                 "Eurocurrency Reserve Requirements" shall mean for any day as applied to a Eurodollar Advance, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) by a member bank of the Federal Reserve System.

                 "Eurodollar Advance" shall mean a borrowing hereunder consisting of the aggregate amount of the several Eurodollar Loans made on the same day by the Lenders bearing interest at the same Eurodollar Rate for the same applicable Eurodollar Interest Period.

                 "Eurodollar Auction" shall mean a solicitation of Competitive Bid Quotes setting forth Eurodollar Bid Rates pursuant to Section 2.3.

                 "Eurodollar Base Rate" shall mean, for any Eurodollar Advance or Eurodollar Bid Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the First Chicago at approximately 11:00 A.M. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period for the offering by First Chicago to prime banks in the London interbank market of Dollar deposits in immediately available funds having a term





CREDIT AGREEMENT - Page 7
         comparable to such Interest Period and, in the case of Eurodollar Advances, in an amount comparable to the principal amount of the Eurodollar Advance to be made by First Chicago to which such Interest Period relates and, in the case of Eurodollar Bid Rate Advances, in an amount comparable to the principal amount of the Eurodollar Bid Rate Loan that would be made by First Chicago if it were to participate in the Eurodollar Bid Rate Advance ratably in accordance with its Commitment (or in the event that First Chicago does not quote any or all of the foregoing rates, as quoted by the Lender having the largest single Commitment; if more than one Lender has the largest Commitment, Borrower shall designate the Lender responsible for providing such quotations from among those Lenders having the largest Commitments).

                 "Eurodollar Bid Rate" shall mean, with respect to a Eurodollar Bid Rate Loan made by a given Lender for the relevant Eurodollar Interest Period, the sum of (i) the Eurodollar Base Rate and (ii) the Competitive Bid Margin offered by such Lender and accepted by Borrower.

                 "Eurodollar Bid Rate Advance" shall mean a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.

                 "Eurodollar Bid Rate Loan" shall mean a Loan which bears interest at the Eurodollar Bid Rate.

                 "Eurodollar Interest Period" shall mean, with respect to a Eurodollar Advance or a Eurodollar Bid Rate Advance, a period of one, two, three, six or nine months (if available) commencing on a Business Day and selected by Borrower pursuant to Section 2.9 in the case of a Eurodollar Advance or pursuant to Section 2.3.2 in the case of a Eurodollar Bid Rate Advance. A month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month. If there is no such numerically corresponding day in the month in which a Eurodollar Interest Period ends, such Eurodollar Interest Period shall end on the last Business Day of such month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

                 "Eurodollar Rate" shall mean, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, a rate per annum equal to the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to that Eurodollar Interest Period, divided by (b) one minus the Eurocurrency Reserve Requirement (expressed as a decimal) applicable to that Eurodollar Interest Period, plus (ii) the Applicable Eurodollar Margin in effect from time to time. The Eurodollar Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.





CREDIT AGREEMENT - Page 8

                 "Eurodollar Loan" shall mean a Loan with respect to which Borrower shall have selected an interest rate based on the Eurodollar Rate plus the Applicable Eurodollar Margin in accordance with Article 2.

                 "Facility Fees" shall mean the facility fees that shall be payable by Borrower quarterly in arrears, on the basis of a 360-day year (calculated on the basis of actual days elapsed), on the full amount of the Commitments irrespective of usage, such facility fees to be the percentage rate of interest set forth in the table below (rounded to the nearest 1/100 of 1%) based on Borrower's ratio of Funded Debt as of the date of the most recent fiscal quarter to Pro Forma Operating Cash Flow for the preceding four fiscal quarters then ended as follows:

                            Ratio of Funded Debt/                                       Facility Fee
                        Pro Forma Operating Cash Flow                           (percentage rate of interest)
                        -----------------------------                           -----------------------------
                     Greater than 5.00:                                               0.250% per annum
                     Equal to or greater than 4.51,
                              but equal to or less than 5.00:
                                                                                      0.200% per annum

                     Equal to or greater than 4.01,
                              but equal to or less than 4.50:
                                                                                      0.150% per annum

                     Equal to or less than 4.00:                                      0.125% per annum

         Any change in the Facility Fees required hereunder shall be deemed to occur on the date that the Administrative Agent receives the financial statements required by Section 6.1(i) and 6.1(ii), as the case may be, and the certificate required by Section 6.1(iii); provided, that if Borrower fails to deliver to the Administrative Agent such financial statements and certificate on or before the date such financial statements or certificate are required to be delivered pursuant to
         Section 6.1(i) or 6.1(ii), as the case may be, or Section 6.1(iii), the Facility Fees shall be one-quarter of one percent (0.250%) per annum for the period from such required date until the date such statements and certificate are actually delivered to the Administrative Agent, after which the Facility Fees shall be as otherwise provided herein. The Administrative Agent will promptly notify Borrower and the Lenders in writing of any changes in the Facility Fees.

                 "Facility Termination Date" shall mean August 5, 1999, or such later date as may be extended pursuant to the provisions of Section
         2.20 hereof, or the earlier date on which the Commitments are canceled by Borrower or otherwise terminated pursuant to this Agreement.

                 "FCC" shall mean the Federal Communications Commission and any successor thereto.





CREDIT AGREEMENT - Page 9

                 "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates (rounded to the nearest 1/100 of 1%) on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be the Corporate Base Rate until the circumstances giving rise to such inability no longer exist.

                 "Film Contracts" shall mean contracts or agreements with suppliers which provide the right to broadcast certain specified film or video tape motion pictures.

                 "Financing Lease" shall mean any lease of property which would be capitalized on a balance sheet of Borrower or a Subsidiary, determined in accordance with GAAP.

                 "First Chicago" shall mean The First National Bank of Chicago in its individual capacity.

                 "Fixed Charge Coverage Ratio" shall mean, for any period based on the four preceding fiscal quarters then ended, the quotient obtained by dividing (a) Net Cash Flow by (b) Fixed Charges.

                 "Fixed Charges" shall mean, for Borrower and its Subsidiaries on a consolidated basis for any relevant period, the sum of (i) all interest on and scheduled principal repayments of Funded Debt (except for principal refinanced by new debt, Loans hereunder or equity) which is or will be due and payable by its terms during such period, excluding repayment of any borrowed money from commercial banks which was due by its terms within one year of its date of creation and not extendible beyond one year at the sole option of Borrower, plus (ii) all dividends, redemption amounts or other amounts or distributions with respect to the securities of Borrower or any Subsidiary which are or will be due and payable during such period.

                 "Floating Rate Advance" shall mean a borrowing hereunder consisting of the aggregate amount of the Floating Rate Loans made on the same day by the Lenders bearing interest at the Alternate Base Rate for the same applicable Floating Rate Interest Period and "Floating Rate" shall mean the Alternate Base Rate.





CREDIT AGREEMENT - Page 10

                 "Floating Rate Interest Period" shall mean, with respect to a Floating Rate Advance, a period of 30 days (or, if less, the period from the date of such Advance until the Facility Termination Date) commencing on a Business Day selected by Borrower pursuant to Section
         2.9. If such Floating Rate Interest Period would end on a day which is not a Business Day, such Floating Rate Interest Period shall end on the next succeeding Business Day.

                 "Floating Rate Loan" shall mean a Loan with respect to which Borrower shall have selected an interest rate based on the Alternate Base Rate in accordance with Article 2.

                 "Funded Debt" shall mean, without duplication, all Indebtedness, exclusive of all short-term obligations under Film Contracts.

                 "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

                 "Governmental Authority" shall mean any nation or government, any federal, state, county, municipal, parish, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any arbitration panel, any court or any commission.

                 "Guaranty" shall mean any agreement by which Borrower or any Subsidiary assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assure any creditor of such other Person against loss, and shall include, without limitation, the contingent liability of Borrower or any Subsidiary under any Letter of Credit, but shall not include typical and customary indemnifications, representations and warranties made in connection with nonrecourse purchases and sales of property or issuances of securities.

                 "Hazardous Materials" shall mean any toxic substance or waste, pollutant, hazardous substance or waste, contaminant, insecticide, pesticide, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, including, without limitation, any such substance or waste regulated as such under or defined by or pursuant to any Environmental Law.





CREDIT AGREEMENT - Page 11

                 "Indebtedness" shall mean, without duplication, Borrower's and each Subsidiary's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property (including, without limitation, under Film Contracts) other than accounts payable arising in connection with the purchase of inventory in the ordinary course of business and in accordance with past practice, (iii) obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from Property now or hereafter owned or acquired by Borrower or any Subsidiary, (iv) obligations created under any conditional purchase or other title retention agreements,
         (v) Capitalized Lease Obligations, (vi) Letters of Credit, bonds or similar instruments, and (vii) obligations under Guaranties; provided, however, that Indebtedness shall not include obligations of Borrower or any Subsidiary, not exceeding $8,000,000 in the aggregate, incurred in connection with the self-insurance program or employee benefit plans and programs of Borrower or its Subsidiaries.

                 "Interest Period" shall mean an Absolute Rate Interest Period, a Eurodollar Interest Period or a Floating Rate Interest Period.

                 "Interest Rate Protection Agreement" shall mean, with respect to any person, an interest rate swap, cap, corridor or collar agreement or similar arrangement between such person and one or more banks or financial institutions providing for the transfer or mitigation of interest rate risks by such person either generally or under specified contingencies.

                 "Investment" shall mean any loan, advance, extension of credit (excluding accounts receivable arising in the ordinary course of business), or contribution of capital by Borrower or any Subsidiary to any other Person or any investment in, or purchase or other acquisition of, the stock, notes, debentures or other securities of any other Person made by Borrower or any Subsidiary.

                 "Law" or Laws" mean all applicable treaties, statutes, laws, ordinances, codes, regulations, rules, principles of common law, orders, writs, judgments, injunctions or decrees of any state, commonwealth, nation, country, territory, possession, county, parish, municipality or Tribunal.

                 "Lender Termination Date" shall have the meaning assigned to such term in Section 2.17.

                 "Lender" or "Lenders" shall have the meanings assigned to such terms in the preamble hereto, and includes, without limitation, any Successor Lender.

                 "Letter of Credit" shall mean a letter of credit or similar instrument which is issued upon the application of Borrower or any Subsidiary or upon which Borrower or any Subsidiary is the account party or for which Borrower or any Subsidiary is in any way liable.





CREDIT AGREEMENT - Page 12

                 "Lien" shall mean any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement, lessor's interest under a Financing Lease or analogous instrument, in, of or on any of Borrower's or any Subsidiary's Property.

                 "Litigation" shall mean any proceeding, claim, lawsuit, and/or investigation conducted or threatened in writing (and known to the principal executive officer and/or principal financial officer of any Subsidiary or any Authorized Officer) by or before any Tribunal.

                 "Loan" shall mean a loan made from a Lender to Borrower under this Agreement.

                 "Loan Documents" shall mean this Agreement, the Notes, the Commitment Letter and all other instruments, documents, certificates and agreements now or hereafter executed by Borrower and delivered pursuant to or in connection with this Agreement, as such instruments, documents, certificates and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

                 "Margin Stock" shall have the meaning assigned such term in Regulation U.

                 "Material Adverse Effect" shall mean any set of circumstances or event which (i) would have any material adverse effect whatsoever upon the validity or enforceability of any of the Loan Documents, (ii) is or would reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, or Properties of Borrower and its Subsidiaries taken as a whole, (iii) would materially impair Borrower's ability to fulfill its obligations under the terms and conditions of the Loan Documents, or
         (iv) causes a Default or an Unmatured Default (this clause (iv) being inapplicable in connection with the application of the definition of Material Adverse Effect under Sections 7.11, 7.12 and 7.13).

                 "Material Indebtedness" shall mean any Indebtedness outstanding in an amount equal to or exceeding $2,500,000.

                 "Maximum Rate" shall mean the maximum rate of nonusurious interest permitted from day to day by applicable law, including as to
         Article 5069-1.04, Vernon's Texas Civil Statutes (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "indicated rate ceiling" and calculated after taking into account any and all relevant fees, payments, and other charges in respect of the Loan Documents which are deemed to be interest under applicable law.

                 "Net Cash Flow" shall mean, for Borrower and its Subsidiaries for any relevant period, on a consolidated basis, Operating Cash Flow of Borrower and its Subsidiaries, less income taxes paid during such period.

                 "Note" or "Notes" shall mean Notes (Ratable Loans) and/or Notes (Competitive Bid Loans) of Borrower, executed and delivered pursuant to this Agreement.





CREDIT AGREEMENT - Page 13

                 "Note (Competitive Bid Loans)" shall mean a competitive bid note, in substantially the form of Exhibit "B" hereto, duly executed and delivered to the Documentation Agent by Borrower or as otherwise provided in this Agreement for the account of a Lender and payable to the order of a Lender in the amount of its Competitive Bid Loan, and all extensions, renewals and other modifications thereof and all replacements and substitutions therefor, and "Notes (Competitive Bid Loans)" shall mean, collectively, all of the Notes (Competitive Bid Loans).

                 "Note (Ratable Loans)" shall mean a revolving credit note, in substantially the form of Exhibit "A" hereto, duly executed and delivered to the Documentation Agent by Borrower or as otherwise provided in this Agreement for the account of each Lender and payable to the order of each Lender in the amount of its Commitment, and all extensions, renewals and other modifications thereof and all replacements and substitutions therefor, and "Notes (Ratable Loans)" shall mean, collectively, all of the Notes (Ratable Loans).

                 "Obligations" shall mean all obligations, indebtedness, and liabilities of Borrower to the Co-Agents and the Lenders, or any of them, arising pursuant to any of the Loan Documents, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of Borrower to repay the Loans, interest on the Loans, and all fees, costs, indemnities and expenses (including reasonable attorneys' fees) provided for in the Loan Documents.

                 "Operating Cash Flow" shall mean, for Borrower and its Subsidiaries for any relevant period, on a consolidated basis, the sum of (i) earnings before income taxes for such period (without taking into account extraordinary, nonrecurring items), plus (ii) depreciation and amortization expense during such period, plus (iii) interest charges or interest expense actually incurred or accrued during such period determined in accordance with GAAP; provided, however, that Operating Cash Flow shall not include any income or loss attributable to any investment accounted for on the "equity" method of accounting.

                 "Payment Date" shall mean the first day of each January, April, July and October.

                 "Permits" shall mean all permits, certificates, approvals, orders, licenses and other governmental authorizations.

                 "Permitted Liens" shall mean (i) Liens for Taxes not yet due and payable, mechanic's Liens and materialman's, shipper's or warehouseman's Liens for services or materials and landlord's Liens for rental amounts for which payment is not yet due or which are being contested in good faith by appropriate proceedings, (ii) Liens securing any purchase money Indebtedness if such Liens do not encumber any property other than the property for which such purchase money Indebtedness was incurred, (iii) the currently existing Liens described in Schedule 3 hereto, if any, and renewals thereof,





CREDIT AGREEMENT - Page 14

         (iv) pledges or deposits made to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, pensions, or other social security programs, (v) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, not in excess of 20% of the aggregate amount due thereunder, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business, (vi) encumbrances consisting of zoning restrictions, easements, utility district assessments or other restrictions on the use of Property, none of which materially impairs the operation by Borrower and its Subsidiaries (taken as a whole) of their business, and none of which is violated by existing or proposed structures or land use which materially impairs the operation by Borrower and its Subsidiaries (taken as a whole), and (vii) the following, if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings and so long as levy and execution thereon have been stayed and continue to be stayed, or they do not in the aggregate materially detract from the value of any material assets or the operation by Borrower or any of its Subsidiaries of their respective businesses taken as a whole: claims and Liens for Taxes due and payable; claims and Liens upon, and defects of title to, Property, including any attachment of Property or other legal process prior to adjudication of a dispute on the merits; and claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other Liens; and judgment Liens.

                 "Person" or "person" shall mean any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

                 "Plan" shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1986, as amended and is either (i) maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group (a "Single Employer Plan") or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement to which Borrower or any member of the Controlled Group is a party under which more than one employer makes contributions (a Multiemployer Plan").

                 "Prior Agreement" shall have the meaning assigned to such term in Section 9.21.

                 "Pro Forma Operating Cash Flow" shall mean, for any relevant period, Operating Cash Flow of Borrower and its Subsidiaries on a consolidated basis adjusted to include the Operating Cash Flow of any operating units or entities acquired during such relevant period and to exclude the Operating Cash Flow of any operating units or entities divested or sold during such relevant period.

                 "Pro Rata Percentage" shall mean with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's





CREDIT AGREEMENT - Page 15

         Commitment and the denominator of which shall be the aggregate amount of all the Commitments of the Lenders, as adjusted from time to time in accordance with Sections 2.4 and 9.13 hereof.

                 "Property" shall mean any interest or right in any kind of property or asset, whether real, personal or mixed, whether owned or leased and whether tangible or intangible and whether now held or hereafter acquired.

                 "Ratable Advance" shall mean a borrowing hereunder consisting of the aggregate amount of the several Ratable Loans made by the Lenders to Borrower at the same time, at the same Rate Option and for the same Interest Period.

                 "Ratable Loan" shall mean a Loan made by a Lender pursuant to
         Section 2.2 hereof and shall include Floating Rate Loans and Eurodollar Loans, but shall exclude Competitive Bid Loans.

                 "Rate Option" shall mean the Eurodollar Rate or the Alternate Base Rate in respect of Ratable Loans and the Absolute Rate or Eurodollar Bid Rate in respect of Competitive Bid Loans.

                 "RCRA" shall have the meaning assigned to such term in the definition of "Environmental Law" in this Section 1.1.

                 "Register" shall have the meaning assigned to such term in
         Section 9.13(iv).

                 "Regulation D" shall mean Regulation D of the Board, from time to time in effect and shall include any successor or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

                 "Regulation U" shall mean Regulation U of the Board, from time to time in effect and shall include any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks (as defined therein) applicable to member banks of the Federal Reserve System.

                 "Regulation X" shall mean Regulation X of the Board, from time to time in effect and shall include any successor or other similar regulation or official interpretation of said Board applicable to member banks of the Federal Reserve System.

                 "Release" shall mean a "release", as such term is defined in CERCLA.

                 "Remedial Action" shall mean all actions required to (i) cleanup, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (ii) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials





CREDIT AGREEMENT - Page 16
         so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

                 "Reportable Event" shall mean a reportable event as defined in Section 4043 of ERISA.

                 "Required Lenders" shall mean Lenders in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Ratable Loans, or, if no Ratable Loans are outstanding, Lenders in the aggregate having at least 66-2/3% of the Commitments.

                 "Rights" shall mean rights, remedies, powers and privileges.

                 "Senior Leverage Ratio" shall mean, for any relevant period based on the four preceding fiscal quarters then ended, the quotient obtained by dividing (i) Funded Debt (exclusive of Subordinated Debt, if any)by (ii) Pro Forma Operating Cash Flow.

                 "Subordinated Debt" shall mean any debt for borrowed money of Borrower or its Subsidiaries expressly subordinate to the Obligations of Borrower which satisfies the following criteria or such other criteria as may be acceptable to the Required Lenders: (i) such subordinated debt will not amortize until at least six (6) months after the Facility Termination Date; (ii) the financial covenants taken as a whole under any such subordinated debt will not be more restrictive to the Borrower than those contained in this Agreement;
         (iii) the terms of such subordinated debt will not permit payments to subordinated debt holders when a Default or Unmatured Default exists under this Agreement; and (iv) the subordinated debt holders' rights will be subordinate to those of the Co-Agents and the Lenders under this Agreement in the event of bankruptcy and/or liquidation of Borrower.

                 "Subsidiary" shall mean any corporation, or any similar entity, more than 50% of the outstanding voting securities or ownership interests of which shall at the time be owned or controlled, directly or indirectly, by Borrower or by one or more Subsidiaries or by Borrower and one or more Subsidiaries, or any similar foreign business organization which is so owned or controlled.

                 "Successor Lender" shall have the meaning assigned to such term in Section 2.18.

                 "Syndication Agent" shall have the meaning assigned to such term in the preamble hereto.

                 "Taxes" shall mean all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other similar charges from time to time or at any time imposed by any Law or Tribunal.





CREDIT AGREEMENT - Page 17

                 "TCB" shall mean Texas Commerce Bank National Association in its individual capacity.

                 "Term" shall mean the period from the Closing Date to the Facility Termination Date.

                 "Terminated Lender" shall have the meaning assigned to such term in Section 2.17.

                 "Total Leverage Ratio" shall mean, for any relevant period based on the four preceding fiscal quarters then ended, the quotient obtained by dividing (i) Funded Debt (including all Subordinated Debt, if any)by (ii) Pro Forma Operating Cash Flow.

                 "Transactions" shall mean the execution, delivery and performance by Borrower of each of the Loan Documents and the Advances and Loans hereunder.

                 "Tribunal" shall mean any relevant court or governmental department, commission, board, bureau, agency, or instrumentality of any state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing.

                 "Type" when used in respect of any Loan or Advance, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Advance is determined. For purposes hereof, "Rate" shall include the Eurodollar Rate, the Alternate Base Rate, the Absolute Rate and the Eurodollar Bid Rate.

                 "Unfunded Liabilities" shall mean, determined in accordance with FASB 87, (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, and (ii) in the case of Multiemployer Plans, the withdrawal liability of Borrower and its Subsidiaries.

                 "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any





CREDIT AGREEMENT - Page 18
covenant set forth in Article 6, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in Borrower's and the Subsidiaries' audited financial statements referred to in Section 5.5.

                                   ARTICLE 2

                                  THE CREDITS

         2.1 Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, (i) each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Ratable Loans to Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment in accordance with Section 2.2; and (ii) each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to Borrower in accordance with Section 2.3. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. In no event may the aggregate principal amount of all outstanding Advances (including both the Ratable Advances and the Competitive Bid Advances) exceed the aggregate Commitments. The Commitments to lend hereunder shall expire on the Facility Termination Date.

         2.2     Ratable Advances.

                 2.2.1 Ratable Loans. Each Ratable Advance hereunder shall consist of Ratable Loans made from each of the several Lenders ratably in
accordance with their respective Pro Rata Percentages.   For purposes of
calculating availability under this Section 2.2., the aggregate outstanding amount of Competitive Bid Advances shall reduce each Lender's Commitment ratably in the proportion such Lender's Commitment bears to the aggregate Commitments regardless of which Lender or Lenders make such Competitive Bid Advances. Ratable Advances shall be evidenced by the Notes (Ratable Loans).

                 2.2.2 Types of Ratable Advances. Ratable Advances may be Floating Rate Advances, or Eurodollar Rate Advances, or a combination thereof, selected by Borrower in accordance with Sections 2.9 and 2.10. No Ratable Advance may mature after the Facility Termination Date.

                 2.2.3 Method of Selecting Types of Interest Periods for New Ratable Advances. Borrower shall select the Rate Option and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Ratable Advance from time to time. Borrower shall give the Administrative Agent irrevocable notice in accordance with Sections 2.9 and 2.10.

         2.3     Competitive Bid Advances.

                 2.3.1 Competitive Bid Option. In addition to Ratable Advances pursuant to Section 2.2, and subject to the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.1 as to the maximum aggregate principal amount





CREDIT AGREEMENT - Page 19
of all outstanding Advances hereunder), Borrower may, as set forth in this
Section 2.3, request the Lenders, prior to the Facility Termination Date, to make offers to make Competitive Bid Advances to Borrower. Each Lender who wants to be a Bidding Lender that will be invited to submit Competitive Bid Quotes shall deliver an executed Declaration of Bidding Status in the form of Exhibit "C" hereto to the Administrative Agent (with a copy to Borrower). Any Lender who becomes a Bidding Lender hereunder, but does not participate in either an Absolute Rate Auction or a Eurodollar Auction for a period of six (6) months, shall be deemed to have revoked its status as a Bidding Lender and shall be required to execute a new Declaration of Bidding Status and deliver it to the Administrative Agent (with a copy to Borrower) to reinstate itself as a Bidding Lender hereunder. Each Bidding Lender may, but shall have no obligation to, make such offers and Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3. Competitive Bid Advances shall be evidenced by the Notes (Competitive Bid Loans).

                 2.3.2 Competitive Bid Quote Request. When Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.3, it shall transmit to the Administrative Agent by telex or telecopy a Competitive Bid Quote Request substantially in the form of Exhibit "D" hereto so as to be received no later than (i) 10:00 a.m. (Chicago time) at least four Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction or (ii) 9:00 a.m. (Chicago time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction specifying:

                                  (a)      the proposed Borrowing Date, which
                          shall be a Business Day, for the proposed Competitive Bid Advance,

                                  (b)      the aggregate principal amount of
                          such Competitive Bid Advance,

                                  (c)      whether the Competitive Bid Quotes
                          requested are to set forth a Eurodollar Bid Rate or an Absolute Rate, or both, and

                                  (d)      the Interest Period applicable
                          thereto (which may not end after the Facility Termination Date).

Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five (5) Business Days (or such other number of days as Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit "D" hereto shall be rejected, and the Administrative Agent shall promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Request notify Borrower of such rejection by telex or telecopy. Any Competitive Bid Quote Request received by the Administrative Agent after 3:30 p.m. (Chicago time) shall be deemed to have been received the next Business Day.





CREDIT AGREEMENT - Page 20

                 2.3.3 Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.3.2, the Administrative Agent shall send to each of the Bidding Lenders by telex or telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit "E" hereto, which shall constitute an invitation by Borrower to each Bidding Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.3.

                 2.3.4    Submission and Contents of Competitive Bid Quotes.

                           (i)    Each Bidding Lender may, in its sole
                 discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.3.4 and must be submitted to the Administrative Agent by telex or telecopy at its offices specified in or pursuant to Article 12 not later than (a) 9:00 a.m. (Chicago time) at least three (3) Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (b) 9:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Bidding Lenders, such other time and date as Borrower and the Administrative Agent may agree); provided that Competitive Bid Quotes submitted by First Chicago may only be submitted if the Administrative Agent or First Chicago notifies Borrower of the terms of the offer or offers contained therein not later than 15 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders. Subject to Articles 4 and 8, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of Borrower.

                          (ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit "F" hereto and shall in any case specify:

                                  (a)      the proposed Borrowing Date, which
                          shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,

                                  (b)      the principal amount of the
                          Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Bidding Lender, (2) must be at least $5,000,000 and an integral multiple of $1,000,000, and (3) may not exceed the principal amount of Competitive Bid Loans for which offers were requested,

                                  (c) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan,





CREDIT AGREEMENT - Page 21

                                  (d)      the minimum amount, if any, of the
                          Competitive Bid Loan which may be accepted by Borrower,

                                  (e)      in the case of an Absolute Rate
                          Auction, the Absolute Rate offered for each such Competitive Bid Loan, and

                                  (f)      the identity of the quoting Bidding
                          Lender.

                         (iii) The Administrative Agent shall reject any Competitive Bid Quote that:

                                  (a)      is not substantially in the form of
                          Exhibit "F" hereto or does not specify all of the information required by Section 2.3.4(ii);

                                  (b)      contains qualifying, conditional or
                          similar language, other than any such language contained in Exhibit "F" hereto;

                                  (c)      proposes terms other than or in
                          addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

                                  (d)      arrives after the time set forth in
                          Section 2.3.4(i).

                 If any Competitive Bid Quote shall be rejected pursuant to this Section 2.3.4(iii), then the Administrative Agent shall notify the relevant Bidding Lender of such rejection as soon as practical.

                 2.3.5 Notice to Borrower. The Administrative Agent shall promptly notify Borrower of the terms (i) of any Competitive Bid Quote submitted by a Bidding Lender that is in accordance with Section 2.3.4 and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bidding Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent's notice to Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Eurodollar Bid Rates or Absolute Rates, as the case may be, so offered.

                 2.3.6    Acceptance and Notice by Borrower.  Not later than
(i) 10:15 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or in either case upon reasonable prior notice to the Bidding Lenders, such other time and date as Borrower and the Administrative Agent may agree), Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers





CREDIT AGREEMENT - Page 22
so notified to it pursuant to Section 2.3.5; provided, however, that the failure by Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a "Competitive Bid Borrowing Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.3.4(ii)(d)); provided that:

                               (i) the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

                              (ii) acceptance of offers may only be made on the basis of ascending Eurodollar Bid Rates or Absolute Rates, as the case may be, and

                             (iii) Borrower may not accept any offer that is described in Section 2.3.4(iii) or that otherwise fails to comply with the requirements of this Agreement.

                 2.3.7 Allocation by Administrative Agent. If offers are made by two or more Bidding Lenders with the same Eurodollar Bid Rates or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Bidding Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Bidding Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Bidding Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day sufficiently prior to each Bidding Lender's close of business, notify each Bidding Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Lender.

                 2.3.8 Competition Bid Administration Fee. Borrower hereby agrees to pay to the Administrative Agent an administration fee of $200 per Bidding Lender per each Competitive Bid Quote Request transmitted by Borrower to the Administrative Agent pursuant to Section 2.3.2 per auction; provided, however, in no event shall such administrative fees exceed $1,500 per auction in the aggregate. Such administration fee shall be payable in arrears on each Payment Date hereafter and on the Facility Termination Date (or such earlier date on which the aggregate Commitments shall terminate or be canceled) for any period then ending for which such fee, if any, shall not have been theretofore paid.





CREDIT AGREEMENT - Page 23

                 2.3.9 Borrower as Agent for Competitive Bid Advances. Commencing one (1) year after the Closing Date, Borrower may at its option assume the duties of the Administrative Agent with respect to the Competitive Bid Advances under this Section 2.3; provided, however, Borrower shall comply with timing and reporting requirements of the Administrative Agent to the satisfaction of the Administrative Agent and no Default or Unmatured Default shall have occurred and be continuing.

         2.4 Mandatory Reductions of the Commitments. In the event that at any time any Lender's Commitment is terminated pursuant to Section 2.17 and not fully replaced and substituted by the Commitment of a Successor Lender pursuant to Section 2.18, the aggregate amount of the Commitments shall be reduced by the amount of the Commitment not fully replaced or substituted and each Lender's Pro Rata Percentage shall be adjusted accordingly. Borrower shall repay the outstanding Loans in full on the Facility Termination Date.

         2.5 Optional Principal Payments. The Borrower may from time to time pay all outstanding Advances, or, in a minimum aggregate amount of $1,000,000, or any integral multiple thereof, any portion of the outstanding Advances upon one (1) Business Day's notice to the Administrative Agent; provided, however, that, except as provided by the terms of Section 2.17, each Eurodollar Advance, Eurodollar Bid Rate Advance and Absolute Rate Advance may be paid only on the last day of its applicable Interest Period. If any Eurodollar Advance, Eurodollar Bid Rate Advance or Absolute Rate Advance is not paid on the last day of its applicable Interest Period, then Borrower shall reimburse fully each Lender on demand for any funding losses, breakage costs and redeployment costs related to such prepayment and the calculations of such Lender in respect thereof shall be final, conclusive and binding save for manifest error. Advances outstanding to which the Alternate Base Rate applies may be prepaid without penalty or premium at any time.

         2.6 Optional Reduction of Commitments. Borrower may permanently reduce the Commitments in whole, or in part ratably among the Lenders in a minimum amount of $20,000,000, upon at least ten Business Days' written notice to the Administrative Agent, which shall specify the amount of any such reduction, provided, however, that the Commitments may not be reduced below the outstanding principal amount of the Advances. If the Commitments are terminated in their entirety, all accrued and unpaid Facility Fees and all other amounts payable hereunder shall be payable on the effective date of such termination.

         2.7     Fees. Borrower agrees to pay the following fees:

                 2.7.1 Facility Fees. Borrower agrees to pay to the Administrative Agent for the ratable account of the Lenders the Facility Fee, from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date.

                 2.7.2 Fees for Syndication Agent. Borrower agrees to pay such fees and expenses of the Syndication Agent as is set forth in the Commitment Letter and the Fee Letter referred to therein.





CREDIT AGREEMENT - Page 24

                 2.7.3 Fees for Documentation Agent. Borrower agrees to pay such fees and expenses of the Documentation Agent as is set forth in the Commitment Letter.

                 2.7.4 Fees for Administrative Agent. Borrower agrees to pay such fees and expenses of the Administrative Agent as is set forth in the Commitment Letter.

         2.8 Method of Borrowing. Not later than noon Chicago time on each Borrowing Date, each Lender shall make available its ratable share of the Advance or Advances (or with respect to a Competitive Bid Advances, its Competitive Bid Loan) to be made on such date in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to
Article 12. The Administrative Agent will make the funds so received from the Lenders available to Borrower at the Administrative Agent's aforesaid address.

         2.9 Method of Selecting Types and Interest Periods for New Ratable Advances. Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to such Advance. Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than 10:15 a.m. (Chicago time) on the same Business Day as the Borrowing Date for each Floating Rate Advance, and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

                           (i) the Borrowing Date, which shall be a Business Day, of such Advance,

                          (ii)    the aggregate amount of such Advance,

                         (iii)    the Type of Advance selected, and

                          (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

The unpaid principal amount of each Eurodollar Advance shall bear interest from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the Eurodollar Rate applicable to such Eurodollar Advance. Floating Rate Advances shall bear interest at the Floating Rate and the interest rate on any Floating Rate Advances shall change when and as the Floating Rate changes.
Each Floating Rate Advance and Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof). Borrower shall select an Interest Period and Rate Option to apply to each Ratable Advance, subject to the notice and minimum Advance amount provisions applicable to the Type of Ratable Advance selected. Any Advance not paid at maturity, whether by acceleration or otherwise, shall bear interest until paid in full at a rate per annum equal to the Default Rate.

         2.10 Conversion and Continuation of Outstanding Ratable Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a





CREDIT AGREEMENT - Page 25

Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Subject to the terms of Section 2.8, Borrower may elect from time to time to convert all or any part of a Ratable Advance of any Type into any other Type of Ratable Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Competitive Bid Advances may not be Converted or Continued. Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) on the same Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

                           (i) the requested date which shall be a Business Day, of such conversion or continuation;

                          (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

                         (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

         2.11 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date. Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory reduction of Commitments pursuant to Section 2.4.

         2.12 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, subject to Section
11.1 hereof, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article 12, or at any other Applicable Lending Office of the Administrative Agent





CREDIT AGREEMENT - Page 26
specified in writing by the Administrative Agent to Borrower, by noon (Chicago time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders to whom it is due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article 12 or at any Applicable Lending Office specified in a notice received by the Administrative Agent from such Lender.

         2.13 Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note(s), provided, however, that the failure to so record shall not affect Borrower's obligations under such Note(s). Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of Borrower. Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lender shall govern absent manifest error.

         2.14 Interest Payment Dates; Interest Basis. Interest accrued on each Floating Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which it is prepaid by Borrower and at maturity. Interest for Floating Rate Loans shall be calculated on the basis of a 365/366 -day year for Advances to which the Corporate Base Rate is applicable and on the basis of a 360-day year for Advances to which the Federal Funds Effective Rate is applicable (in each case calculated on the basis of actual days elapsed). Interest accrued on each Eurodollar Advance, each Eurodollar Bid Rate Advance and each Absolute Rate Advance shall be payable on the last day of its applicable Interest Period and, in the case of an Interest Period longer than three months, interest shall also be payable on the last day of each three-month interval during such Interest Period, on the basis of a 360-day year (calculated on the basis of actual days elapsed). Interest and Facility Fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Loan or any other amount due hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (except to the extent otherwise specified in the definition of Eurodollar Interest Period) and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

         2.15 Notification of Loans; Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each commitment reduction notice, Borrowing Notice, and repayment notice received hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance (and the portion thereof which is the Applicable Eurodollar Margin)





CREDIT AGREEMENT - Page 27
promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Corporate Base Rate. The notifications by the Administrative Agent provided for herein may be telephonic, but shall be confirmed in writing (which may be by facsimile).

         2.16 Applicable Lending Offices. Each Lender may book its Loans at any Applicable Lending Office selected by such Lender and may change such Applicable Lending Office from time to time. All terms of this Agreement shall apply to any such Applicable Lending Office and each Lender shall be deemed to hold its Notes for the benefit of such Applicable Lending Office. Each Lender may, by written or telex notice to the Administrative Agent and Borrower, designate an Applicable Lending Office through which Loans are made by it and for whose account Loan payments are to be made.

         2.17 Optional Termination and Replacement of Lenders in Certain Circumstances. If Borrower receives a notice from a Lender that such Lender claims reimbursement for increased costs pursuant to clause (ii) of Section 3.1, then Borrower shall have the right, at Borrower's option, under the terms of this Section 2.17, to terminate the Commitment of such Lender (each a "Terminated Lender") and pay or prepay all outstanding Loans made by the Terminated Lender. Borrower shall, by giving written notice thereof to the Terminated Lender and to the Administrative Agent, specify the proposed effective date of termination of the Terminated Lender's Commitment (the "Lender Termination Date"), which date shall not in any event be less than five nor more than thirty days following the date of such notice of termination. Borrower may not elect to terminate the Commitment and prepay the Loans of any Lender under this Section 2.17 if a Default or Unmatured Default exists. On the Lender Termination Date (i) Borrower shall pay or prepay all outstanding Loans of such Terminated Lender, together with accrued interest thereon and all fees due such Terminated Lender under Section 2.7.1, in each case accrued through the Lender Termination Date, together with all amounts payable under Sections 3.1 and 3.4, if any, in connection with prepayment of such Loans, and
(ii) the Terminated Lender shall have no further Commitment under this Agreement and shall no longer be a "Lender" under this Agreement for any purpose except insofar as it shall be entitled to any payment or indemnification, or be obligated to make any indemnification, on account of any event which shall have occurred, or any right or liability which shall have arisen, on or prior to the date of repayment in full of such Loans. The termination of any Terminated Lender's Commitment and the prepayment of a Terminated Lender's Loans pursuant to this Section 2.17 shall not relieve or satisfy the obligations of Borrower to reimburse such Terminated Lender for all increased costs incurred prior to such termination pursuant to Sections 3.1,
3.2 and 3.6, or to comply with all other terms and conditions of this Agreement.

         2.18 Successor Lenders. If, from time to time, any Lender's Commitment is terminated pursuant to Section 2.17, Borrower may, at its option, specify one or more commercial banks (including any Lender), reasonably acceptable to the Administrative Agent (each, a "Successor Lender"), which Successor Lender or Successor Lenders shall have agreed, in the aggregate, to succeed to the entire Commitment of such Terminated Lender on the applicable Lender Termination Date. Effective as of such Lender Termination Date, Borrower, the Administrative Agent and such Successor Lender shall enter into an appropriate amendment to this Agreement so that each such Successor Lender shall become a party to this Agreement





CREDIT AGREEMENT - Page 28
as if such Successor Lender shall have been named on the signature pages hereof, and such Successor Lender shall have all the rights and obligations of a "Lender" hereunder. Each such amendment shall be in form and substance satisfactory to Borrower, the Administrative Agent and the applicable Successor Lender.

         2.19 Non-Receipt of Funds by the Administrative Agent. Unless Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or
(ii) in the case of Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by Borrower, the interest rate applicable to the relevant Loan.

         2.20 Extension of Facility Termination Date. Provided an Unmatured Default or Default has not occurred and is continuing hereunder or under any other Loan Document, Borrower may at any time during the period from one (1) year after the Closing Date to one (1) year before the Facility Termination Date, request the Co-Agents and the Lenders in writing to extend the Facility Termination Date by one (1) year to August 5, 2000. Upon the timely receipt of any such written request for a one (1) year extension of the Facility Termination Date from Borrower, the Co-Agents and the Lenders shall in their sole discretion determine (which determination must be unanimous) whether the Facility Termination Date shall be extended by an additional one (1) year period and the Administrative Agent, on behalf of itself, the other Co-Agents and the Lenders, shall advise Borrower in writing of their determination no later than thirty (30) days after receipt of such written request for the extension from Borrower.

                                   ARTICLE 3

          CHANGE IN CIRCUMSTANCES; ILLEGALITY; INDEMNIFICATION; TAXES

         3.1     Yield Protection.

                           (i)    If any existing or future law, rule,
                 regulation or directive, whether or not having the force of law, or compliance of any Lender with such, after the date hereof,





CREDIT AGREEMENT - Page 29

                                  (a)      subjects any Lender or any
                          Applicable Lending Office to any tax, duty, charge or withholding on or from payments due from Borrower, or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder (excluding federal, state, local or foreign taxation of the overall net income of any Lender or any Applicable Lending Office and excluding any Taxes subject to Section 3.6 but not payable as a result of the proviso in the penultimate sentence thereof), or

                                  (b)      imposes or increases or deems
                          applicable any reserve (other than reserves included in the Eurodollar Reserve Requirement with respect to Eurodollar Advances and Eurodollar Bid Rate Advances), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Applicable Lending Office, or

                                  (c)      imposes any other condition the
                          result of which is to increase the cost to any Lender or any Applicable Lending Office of making, funding or maintaining U.S. Dollar loans or reduces any amount receivable by any Lender or any Applicable Lending Office in connection with U.S. Dollar loans, or requires any Lender or any Applicable Lending Office to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount reasonably deemed material by such Lender, or

                      (ii) If any Lender shall reasonably have determined that the applicability of any law, rule, regulation, agreement or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards" as amended, modified and supplemented and in effect from time to time, or the adoption after the date hereof of any other law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Applicable Lending Office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect or reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect





CREDIT AGREEMENT - Page 30
                 to capital adequacy) by an amount reasonably deemed by such Lender to be material,

and such Lender has determined that designating a different Applicable Lending Office for the Loans of such Lender affected by the matters described in this
Section 3.1 will not eliminate or significantly reduce the reduction in the benefits to such Lender as hereinabove described (provided, however, such Lender shall not be required to designate a different Applicable Lending Office if such designation would be contrary or inconsistent with Lender's internal policies, illegal, or contrary to regulatory policy or otherwise in such Lender's reasonable judgment be disadvantageous to such Lender), then, within 15 days of demand and the submission of reasonable evidence in support thereof by such Lender, Borrower shall pay such Lender that portion of such increased expense incurred (including, in the case of Section 3.1(ii), any reduction in the rate of return on capital to an amount below that which it would have achieved but for such change in regulation after taking into account such Lender's policies as to capital adequacy) or the amount of reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans or its Commitment. In determining such additional amounts, each Lender shall act reasonably and in good faith and will use reasonable averaging and attribution methods.

         3.2     Change in Legality.

                      (i) Notwithstanding any other provisions herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or Eurodollar Bid Rate Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan or Eurodollar Bid Rate Loan, then, by written notice to the Borrower and to the Co-Agents, such Lender shall give prompt notice to Borrower and may:

                              (a) declare that Eurodollar Loans and Eurodollar Bid Rate Loans will not thereafter be made by such Lender hereunder, whereupon any request by a Borrower for a Eurodollar Advance shall, as to such Lender only, be deemed a request for a Floating Rate Advance unless such declaration shall be subsequently withdrawn; and

                              (b)          require that all outstanding
                          Eurodollar Loans and Eurodollar Bid Rate Loans made by it be converted to Floating Rate Loans, in which event all such Eurodollar Loans and Eurodollar Bid Rate Loans shall be automatically converted to Floating Rate Loans as of the effective date of such notice as provided in paragraph (ii) below (notwithstanding the provisions of Section 2.5).

                 In the event any Lender shall exercise its rights under (a) or
                 (b) above, all payments and prepayments of principal which would otherwise have been applied





CREDIT AGREEMENT - Page 31
                 to repay the Eurodollar Loans or Eurodollar Bid Rate Loans that would have been made by such Lender or the Converted Eurodollar Loans of such Lender shall instead be applied to repay the Floating Rate Loans made by such Lender in lieu of, or resulting from the Conversion of, such Eurodollar Loans and the Floating Rate Loans resulting from the Conversion of such Eurodollar Loans shall be prepayable only at the times the Converted Eurodollar Loans would have been prepayable, notwithstanding the provisions of Section 2.5.

                      (ii) For purposes of this Section 3.2, a notice to Borrower by any Lender shall be effective as to each Eurodollar Loan and Eurodollar Bid Rate Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan and Eurodollar Bid Rate Loan; in all other cases such notice shall be effective on the date of receipt by such Borrower.

         3.3     Availability of Interest Rate.  Subject to the terms of
Section 3.5, if any Lender reasonably determines that the making or the maintenance of its portion of the Eurodollar Advances and/or Eurodollar Bid Rate Advances at its Applicable Lending Office would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders reasonably determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances and/or Eurodollar Bid Rate Advances are not available or (ii) a Eurodollar Rate does not accurately reflect the cost of making or maintaining a Eurodollar Advance or (iii) a Eurodollar Bid Rate does not accurately reflect the cost of making or maintaining a Eurodollar Bid Rate Advance, then the Administrative Agent shall suspend the availability of the affected Rate Option and require any Eurodollar Advance and/or Eurodollar Bid Rate Advance outstanding under an affected Rate Option to be converted to an unaffected Rate Option. Subject to the provisions of Section 2, Borrower may select any unaffected Rate Option to apply to such affected Advances. If Borrower fails to select a new Rate Option, the affected Advances shall be Floating Rate Advances.

         3.4 Failure to Pay or Borrow on Certain Dates. If any payment of a Eurodollar Advance and/or Eurodollar Bid Rate Advance occurs on a date which is not the last day of the applicable Interest Period, or a Eurodollar Advance or Eurodollar Bid Rate Advance is not made on the date specified by Borrower for any reason other than default by the Lenders, Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (exclusive of any loss of profit) in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance and/or Eurodollar Bid Rate Advance.

         3.5 Lender Certificates; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Applicable Lending Office with respect to its Eurodollar Advances and Eurodollar Bid Rate Advances and take other actions consistent with its internal policies and legal requirements to avoid or reduce any liability of Borrower to such Lender under Sections 3.1, 3.2 and 3.6 or to avoid the unavailability of a Rate Option under
Section 3.3, so long as such designation or actions are not disadvantageous to such Lender. A certificate of a Lender as to the amount due under Sections 3.1, 3.2, 3.4 or 3.6 shall be final, conclusive





CREDIT AGREEMENT - Page 32
and binding on Borrower in the absence of manifest error and provided that the calculations, allocations and determinations underlying the amount stated to be due have a reasonable basis. Determination of amounts payable under such Sections in connection with a Eurodollar Advance or Eurodollar Bid Rate Advance shall be calculated as though each Lender funded its portion of the Eurodollar Advance or Eurodollar Bid Rate Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate or Eurodollar Bid Rate applicable to such Advance, as the case may be. Unless otherwise provided herein or therein, the amount specified in any such certificate shall be payable on demand after receipt by Borrower of such certificate. The obligations of Borrower under Sections 3.1, 3.2, 3.4 and 3.6 shall survive payment of the Loans and termination of this Agreement for a period of two (2) years therefrom.

         3.6 Withholding Taxes. All payments by Borrower of principal of and interest on the Loans and of all fees and other amounts payable under any Loan Document shall be payable without deduction for or on account of any present or future taxes, duties or other charges levied or imposed by the United States of America or by the government of any jurisdiction outside the United States of America or by any political subdivision or taxing authority of or in any of the foregoing through withholding or deduction with respect to any such payments. If any such taxes, duties or other charges are so levied or imposed, Borrower will make additional payments in such amounts so that every net payment of principal of and interest on the Loans and of all other amounts payable by it under any Loan Document, after withholding or deduction for or on account of any such present or future taxes, duties or other charges, will not be less than the amount provided for herein or therein, provided that the Borrower shall have no obligation to pay such additional amounts to any Lender to the extent that such taxes, duties, or other charges are levied or imposed by reason of the failure of such Lender to comply with the provisions of
Section 3.7. The Borrower shall furnish promptly to the Administrative Agent for distribution to each affected Lender, as the case may be, official receipts evidencing any such withholding or reduction.

         3.7 Withholding Tax Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or any successor form(s) thereto), certifying in either case that such Lender is entitled to receive payments from Borrower under any Loan Document without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 (or any successor form(s) thereto) further undertakes to deliver to Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or the Administrative Agent, in each case certifying that such Lender is entitled to receive payments from Borrower under any Loan Document without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing





CREDIT AGREEMENT - Page 33
and delivering any such form with respect to it and such Lender advises Borrower and the Administrative Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

                                   ARTICLE 4

                              CONDITIONS PRECEDENT

         4.1 Initial Advance. No Lender shall be required to make the initial Advance hereunder unless Borrower has furnished to the Documentation Agent in form and substance satisfactory to the Lenders (or otherwise has satisfied the Lenders in the case of subclause (ix) of this Section 4.1):

                      (i) Copies of the Certificate of Incorporation of Borrower, together with all amendments, certified by, and a certificate of good standing, from the Secretary of State of Delaware.

                      (ii) A certificate of good standing of Borrower, from the Comptroller of Public Accounts of the State of Texas.

                    (iii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its Bylaws and of its Board of Directors' resolutions authorizing the execution, delivery and performance of the Loan Documents and borrowing hereunder.

                      (iv) An incumbency certificate, executed by the Secretary or Assistant Secretary of Borrower, which shall identify by name and title and bear the signature of the officers of Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by Borrower.

                      (v) A written opinion of Borrower's General Counsel, addressed to the Lenders in substantially the form of Exhibit "H" hereto and a written opinion of Locke Purnell Rain Harrell, addressed to the Lenders, opining on the enforceability of this Agreement and the Notes under Texas law.

                      (vi) A certificate, signed by the Vice President and Treasurer of Borrower or the Senior Vice President and Chief Financial Officer of Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and the representations and warranties contained in Article 5 are true and correct.

                    (vii) A Note (Ratable Loans) payable to the order of each Lender in the amount of its Commitment and a Note (Competitive Bid Loans) payable to the





CREDIT AGREEMENT - Page 34
                 order of each Lender up to the maximum amount of the Total Commitments for all Lenders.

                   (viii) The fees payable to the Co-Agents on the Closing Date set forth in the Commitment Letter and Fee Letter referred to therein.

                      (ix) The Prior Agreement shall have been terminated in accordance with Section 9.21 hereof and the obligations of Borrower thereunder fully satisfied and paid in full.

                       (x) Such other documents as any Lender or its counsel may have reasonably requested.

         4.2 Each Advance. No Lender shall be required to make any Advance unless on the relevant Borrowing Date:

                      (i)     There exists no Default.

                      (ii)    The representations and warranties contained in
                 Article 5, except the representations and warranties contained in Sections 5.3, 5.6 and 5.13, are true and correct in all material respects as of such Borrowing Date except for changes in the Schedules hereto reflecting transactions or events permitted by this Agreement.

                    (iii) After giving effect to the use of proceeds of such Advance, margin stock (as defined in Regulation U) shall constitute less than 25% of the assets of Borrower alone or the Borrower and its Subsidiaries on a consolidated basis.

                      (iv) All legal matters incident to the making of such Advance shall be reasonably satisfactory to the Lenders and their respective counsel.

Each Borrowing Notice and Conversion/Continuation Notice relating to any such Advance shall constitute a representation and warranty by Borrower that the conditions contained in Sections 4.2(i), (ii) and (iii) have been satisfied.

         4.3 Each Advance Resulting in an Increase. No Lender shall be required to make any Advance resulting in any increase in the principal amount of Advances outstanding unless on the relevant Borrowing Date:

                      (i)     There exists no Default or Unmatured Default.

                      (ii)    The representations and warranties contained in
                 Article 5 are true and correct as of such Borrowing Date except for changes in the Schedules hereto reflecting transactions permitted by this Agreement.





CREDIT AGREEMENT - Page 35

                    (iii) After giving effect to the use of proceeds of such Advance, margin stock (as defined in Regulation U) shall constitute less than 25% of the consolidated assets of Borrower and its Subsidiaries.

                      (iv) All legal matters incident to the making of such Advance shall be reasonably satisfactory to the Lenders and their respective counsel.

         Each Borrowing Notice relating to any such Advance shall constitute a representation and warranty by Borrower that the conditions contained in Sections 4.3(i), (ii) and (iii) have been satisfied.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to the Lenders that:

         5.1 Corporate Existence and Authority. Borrower and each of the Subsidiaries (i) is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, (ii) is duly qualified to transact business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction where the nature or extent of its business and properties require the same, except in such jurisdictions where the failure so to qualify or be in good standing would not reasonably be expected to cause a Material Adverse Effect, and (iii) possesses all requisite authority and power and material licenses, permits, franchises (including, without limitation, licenses, permits, and franchises issued by the FCC), and valid and subsisting network affiliation agreements in the case of each Broadcast Subsidiary which operates a network affiliated television broadcasting enterprise to conduct its business as presently conducted and, in the case of Borrower, to execute, deliver, and comply with the terms of the Loan Documents, which have been duly authorized and approved by all necessary corporate action, for which no material approval or consent of any Person or Tribunal (including, without limitation, the FCC) is required which has not or will not have been obtained prior to the date of this Agreement, and each of the Loan Documents constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms except as enforcement may be limited by applicable Debtor Relief Laws.

         5.2 Compliance with Laws. Borrower and its Subsidiaries are not in violation of (i) any Laws, other than such violations which, individually or collectively, could not reasonably be expected to cause a Material Adverse Effect, (ii) the terms of any material agreement (including, without limitation, network affiliation agreements to which Borrower or any Subsidiary is a party), contract, document, or instrument to which Borrower or any Subsidiary is a party or by which it or any of its assets is bound, other than such violations which, individually or collectively, could not reasonably be expected to cause a Material Adverse Effect, or (iii) Borrower's or any Subsidiaries' Articles or Certificate of Incorporation or By-laws in any material respect.





CREDIT AGREEMENT - Page 36

         5.3 Litigation. There is no Litigation pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or any Subsidiary, which, collectively or individually, has a substantial likelihood of resulting in a Material Adverse Effect, except as set forth on
Schedule 4, or that purports to affect the legality, validity or enforceability of any Loan Documents.

         5.4 Compliance with Laws and Contracts. Neither the execution and delivery by Borrower of the Loan Documents, the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on or affecting Borrower or any Subsidiary or Borrower's or any Subsidiary's Articles or Certificate of Incorporation or By-laws or the provisions of any indenture, instrument or agreement to which Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

         5.5 Financial Statements. The June 30, 1994 unaudited consolidated financial statements of Borrower and the Subsidiaries and the December 31, 1993 consolidated financial statements of Borrower and the Subsidiaries audited by Ernst & Young heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the respective dates such statements were prepared and fairly present the consolidated financial condition and operations of Borrower and the Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended.

         5.6 Material Adverse Change. No Material Adverse Effect has occurred with respect to the Borrower and its Subsidiaries since the dates of the financial statements referred to in Section 5.5.

         5.7 Taxes. All federal, state, foreign and other tax returns of Borrower and each Subsidiary required to be filed (unless such filing dates have been validly extended) have been or will be filed prior to the date such returns were or are due, and all federal, state, foreign and other Taxes imposed upon Borrower and the Subsidiaries which are due and owing, unless subject to a good faith contest by appropriate legal proceedings for which adequate reserves have been established in accordance with GAAP, have been or will be paid by Borrower or such Subsidiary.

         5.8 Government Regulation. Neither Borrower nor any Subsidiary or Affiliate is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended), or any other Law (other than Regulation X of the Board) which regulates the incurring by Borrower of Indebtedness, including, without limitation, Laws





CREDIT AGREEMENT - Page 37
relating to common or contract carriers or the sale of electricity, gas, steam, water, or other public utility services; provided, however, that Borrower and certain of the Subsidiaries are regulated by the FCC and are subject to requirements of the Communications Act of 1934, as amended, and the current rules and regulations of the FCC, relating to remedies with respect to security granted in respect of Indebtedness incurred by a licensee.

         5.9 Properties; Liens. Borrower and each Subsidiary has good and indefeasible title to all of its Properties (other than Properties which are the subject of Financing Leases), subject to no defects in title thereto which could reasonably be expected, individually or collectively, to cause a Material Adverse Effect, and there are no Liens on any Property of Borrower or any Subsidiary other than Permitted Liens.

         5.10 Leases. All material leases under which Borrower or any Subsidiary is lessee or tenant are in full force and effect, and there does not exist any default thereunder on the part of Borrower or any Subsidiary or, to the best of Borrower's knowledge, on the part of any other party thereto which in either case could reasonably be expected to cause a Material Adverse Effect.

         5.11 Subsidiaries. Schedule 2 hereto contains an accurate list of all of the presently existing Subsidiaries, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by Borrower or other Subsidiaries; all of the issued and outstanding shares of capital stock of the Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

         5.12 ERISA. Each Plan complies in all material respects with all applicable requirements of ERISA and the Code and regulations thereunder. No Reportable Event has occurred with respect to any Plan, neither Borrower nor any of its Subsidiaries has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan. On the date of this Agreement, no Unfunded Liabilities exist with respect to any Plan.

         5.13 Defaults. No Default or Unmatured Default has occurred and is continuing.

         5.14 Accuracy of Information. No information, exhibit or report furnished by Borrower with respect to Borrower or any Subsidiary to the Co-Agents in connection with the negotiation of the Loan Documents contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading, in light of the circumstances under which furnished.

         5.15 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the assets of Borrower alone or Borrower and its Subsidiaries on a consolidated basis.

         5.16    Environmental Matters.  Except as disclosed in Schedule 5:
(i) to the best knowledge of Borrower without investigation by any third party, all Properties owned, leased, occupied, or otherwise operated as of the Closing Date by Borrower and its Subsidiaries are owned, leased, occupied, or otherwise operated in compliance in all material respects with all





CREDIT AGREEMENT - Page 38

Environmental Laws in effect as of the Closing Date, unless the violation of which, singly or in the aggregate, would not be reasonably expected to have a Material Adverse Effect; (ii) to the best knowledge of Borrower without investigation by any third party, during its operation by Borrower or its Subsidiary there has not been any Release of Hazardous Materials at, on, in or under Properties now or previously owned, leased, occupied, or otherwise operated by Borrower or its Subsidiaries that, singly or in the aggregate, have, or would be reasonably expected to have, a Material Adverse Effect; (iii) all Permits under any Environmental Law that are necessary for Borrower and its Subsidiaries to carry on their respective businesses have been obtained, except for those for which the failure to obtain would not be reasonably expected to have a Material Adverse Effect, and are in full force and effect and Borrower and its Subsidiaries are not in breach of any such Permits or any requirement to have such Permits in any material respect; (iv) there are no lawsuits or administrative enforcement or environmental cleanup proceedings pending or, to Borrower's or its Subsidiaries' best knowledge without investigation by any third party, threatened, with respect to (a) the condition or operation of any of the Properties owned, leased, occupied, or otherwise operated by Borrower or its Subsidiaries, or (b) potential responsibility for Remedial Action in connection with such Properties, either on-site or off-site, in either case which would be reasonably expected to, singly or in the aggregate, have a Material Adverse Effect; (v) to the best knowledge of Borrower without investigation by any third party, none of the Properties owned, leased, occupied, or otherwise operated by Borrower or its Subsidiaries are listed as a site on the National Priorities List or its state equivalent pursuant to CERCLA or analogous state law; and (vi) to the best knowledge of Borrower without investigation by any third party, none of the Properties owned, leased, occupied, or otherwise operated by Borrower or its Subsidiaries includes underground storage tanks subject to regulation under RCRA from which there has been a Release of Hazardous Materials that, singly or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

                                   ARTICLE 6

                                   COVENANTS

         During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

         6.1 Financial Reporting. Borrower will maintain, for itself and its Subsidiaries, a system of accounting established and determined in accordance with GAAP, and furnish to the Lenders:

                      (i) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications required by changes in accounting methods with which Borrower's auditors concur) audit report certified by Ernst & Young or other independent certified public accountants of nationally recognized standing, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of its fiscal year and related statements of earnings, shareholders' equity and cash flows for the year





CREDIT AGREEMENT - Page 39
                 then ended, accompanied by a certificate of said accountants that, in connection with their audit, nothing came to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisons, or conditions of Sections 6.12, 6.16 and 6.17 of this Agreement insofar as they relate to accounting matters, or if, in the opinion of such accountants, any such Default or Unmatured Default shall exist as a result of a violation of the provisions of such Sections, stating the nature and status thereof.

                      (ii) Within 45 days after the close of each quarterly period of each of its fiscal years, for itself and the Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and a statement of cash flow for the period from the beginning of such fiscal year to the end of such quarter, together with a compliance certificate, in form and detail reasonably satisfactory to the Required Lenders, setting forth the calculations with respect to the Senior Leverage Ratio, the Total Leverage Ratio and the Fixed Charge Coverage Ratio as at the end of such quarterly period and demonstrating Borrower's compliance with the provisions of Sections 6.12, 6.16 and 6.17, all certified by its chief financial officer or treasurer.

                    (iii) Together with the financial statements required hereunder, a certificate signed by its chief financial officer or treasurer stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and the action Borrower proposes to take with respect thereto.

                      (iv) Within 240 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Plan, certified as correct by an actuary enrolled under ERISA.

                      (v) As soon as possible and in any event within 10 Business Days after Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or treasurer of Borrower, describing said Reportable Event and the action which Borrower proposes to take with respect thereto.

                      (vi) Promptly upon the furnishing thereof to the stockholders of Borrower, copies of all financial statements, reports and proxy statements so furnished.


                    (vii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports (other than Form S-8 Registration Statements, Forms 144 and Forms 3, 4 and 5 and the like) which Borrower files with the Securities and Exchange Commission and, if requested by the Administrative Agent, with the FCC.





CREDIT AGREEMENT - Page 40

                   (viii) Such other material information (including non-financial information) as the Co-Agents or any Lender may from time to time reasonably request.

         6.2 Use of Proceeds. Borrower will use the proceeds of the Advances for general corporate purposes, including, without limitation, to refinance existing Indebtedness, repurchase outstanding Capital Stock, make non-hostile acquisitions, back-up its current or future commercial paper program and provide working capital.

         6.3 Notice of Default, etc. Borrower will, and will cause each Subsidiary to, give notice in writing within five Business Days to the Lenders of (i) the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which has a substantial likelihood of materially adversely affecting the business or Properties of Borrower and its Subsidiaries taken as a whole, or the ability of Borrower to repay the Obligations, and stating the nature and status thereof and the action Borrower proposes to take with respect thereto, or (ii) the receipt of any notice from the FCC or any other Tribunal of the expiration without renewal, termination or suspension of, or the institution of any proceedings to terminate or suspend, any main transmitter license granted by the FCC or any other material license now or hereafter held by any Broadcasting Subsidiary which is required to operate any television broadcasting station in compliance with all applicable Laws, and stating the action Borrower proposes to take with respect thereto.

         6.4 Taxes. Borrower and each Subsidiary shall promptly pay when due any and all Taxes due and owing by them, except Taxes which (i) are being contested in good faith by appropriate legal proceedings and for which a reserve has been established in an amount determined in accordance with GAAP and (ii) do not in the aggregate materially detract from the value of the properties of Borrower and its Subsidiaries (taken as a whole), materially impair the operation of their businesses taken as a whole or the ability of Borrower to perform its Obligations under the Loan Documents, or give rise to any Lien other than a Permitted Lien.

         6.5 Payment of Obligations. Borrower and each Subsidiary shall promptly pay or renew and extend all of their Material Indebtedness for the payment of money as the same become due, except any such Material Indebtedness being contested in good faith by appropriate legal proceedings, for which a reserve for the payment thereof has been established in an amount determined in accordance with GAAP, and with respect to which failure to promptly pay or renew and extend does not result in the violation of any provision of any material agreement, contract, document or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or any of their respective properties is bound that could reasonably be expected to cause a Material Adverse Effect.

         6.6 Maintenance of Corporate Existence, Assets, Business and Insurance. Except as otherwise permitted by Section 6.13, or as a result of any transfer to another Subsidiary, the Borrower and each Subsidiary shall at all times maintain (i) their respective corporate existence and authority to transact business and good standing in their respective jurisdiction of incorporation and in all other jurisdictions where the failure so to maintain could reasonably be expected to cause a Material Adverse Effect, (ii) all material licenses, permits, franchises and





CREDIT AGREEMENT - Page 41
major network affiliation agreements (i.e., those with American Broadcasting Companies, Inc. ("ABC"), National Broadcasting Company ("NBC"), or the Columbia Broadcasting System, Inc. ("CBS")) necessary for their businesses except such as could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, it being understood and agreed that a change from one major network (i.e., ABC, NBC or CBS or other major networks) to another shall not be considered to have such an effect, (iii) to the extent consistent with prudent business practices, all of their assets which are useful and necessary in their businesses in good working order and condition and make all necessary repairs and replacements thereto or thereof, and (iv) insurance with such reputable insurers, in such amounts, and covering such risks, as is customary in their respective industries including, without limitation, adequate business interruption insurance.

         6.7 Liens. Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, create, incur or suffer or permit to be created or incurred or to exist any Lien upon any of its assets except Permitted Liens.

         6.8 Compliance with Laws and Documents. Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, violate the provisions of any Laws, including without limitation any Environmental Law, its Articles or Certificate of Incorporation or By-laws, or any material agreement, contract, document or instrument to which it is a party or by which it or any of its assets may be bound if such violation alone, or when aggregated with all other such violations, could reasonably be expected to cause a Material Adverse Effect.

         6.9 Lines of Business. Borrower and its Subsidiaries, taken as a whole, will not, directly or indirectly, engage in any lines of business other than those in which it is presently engaged or reasonable expansions or extensions thereof.

         6.10 Inspection; Confidentiality. Borrower will, and will cause each Subsidiary to, permit the Lenders, by their respective representatives and agents, to inspect such of the properties, corporate books and financial records of Borrower and each Subsidiary, to examine and make copies of such of the books of accounts and other financial records of Borrower and each Subsidiary, and to discuss such of the affairs, finances and accounts of Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers as shall be reasonably requested at such reasonable times and intervals as the Lenders may designate upon reasonable notice to Borrower. Each Lender agrees to treat all such information received by it (except such information which is generally available or has been made available to the public from sources other than the Lenders or their respective officers, employees or representatives) as confidential, provided, however, that nothing in this Section shall prohibit any Lenders or the Co- Agents from, or subject any Lender or the Co-Agents to liability for, disclosing any such information
(i) to any court, tribunal or to any regulatory or administrative body or commission, or any representative thereof, to whose jurisdiction any Lender or the Co- Agents may be subject or (ii) to any prospective purchaser or assignee of a participation or assignment of its Loans or its Commitment, provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to those contained in this Section 6.10.





CREDIT AGREEMENT - Page 42

         6.11 Stock Redemptions. Borrower will not, nor will it permit any Subsidiary to, redeem, repurchase or otherwise acquire or retire any of Borrower's Capital Stock at any time outstanding, in an aggregate cumulative amount exceeding $100,000,000 during the Term of this Agreement.

         6.12 Indebtedness. Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness for borrowed money (other than intercompany debts and that evidenced by the Notes) unless
(i) such Indebtedness is incurred solely by Borrower (and not any Subsidiary) on an unsecured, unguaranteed basis, except for such Indebtedness of Subsidiaries in an aggregate amount not exceeding $25,000,000 at any one time outstanding which Indebtedness may be secured or guaranteed, and (ii) after giving effect to the incurrence of such Indebtedness, Borrower will be in compliance with (a) its covenants relating to the Senior Leverage Ratio and the Total Leverage Ratio pursuant to Section 6.16 hereof, and (b) its covenant related to the Fixed Charge Coverage Ratio pursuant to Section 6.17 hereof.

         6.13 Merger. Borrower will not merge or consolidate with or into any other Person, except that any Subsidiary may merge or consolidate with or into Borrower, provided Borrower is the legally surviving entity.

         6.14 Investments. Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments, or commitments therefor except:

                      (i) Obligations of, or fully guaranteed by, the United States of America and its territories or any agency or instrumentality thereof, having a maturity of one year or less from the date of acquisition;

                      (ii) Commercial paper maturing in 270 days or less from the date of issuance which is rated A-1 or better by Standard and Poor's Corporation or P-1 or better by Moody's Investors Service, Inc. or otherwise rated in the highest rating category by a nationally recognized securities rating agency;

                     (iii) Demand deposit accounts maintained in the ordinary course of business;

                      (iv) Interest bearing deposit accounts (which may be represented by certificates of deposit including Eurodollar certificates of deposit) in domestic commercial banks having capital, surplus and undivided profits in excess of $500,000,000 and repurchase agreements with, and bankers acceptances drawn on and accepted by, any such commercial banks, maturing within one year from the date of origin;

                      (v) Investment grade securities (as specified by Standard & Poor's Corporation and/or Moody's Investor Service or by any nationally recognized securities rating agency), the interest on which is exempt from federal income taxation to the holders thereof;





CREDIT AGREEMENT - Page 43

                      (vi) Investments in and to Subsidiaries, Borrower and other entities principally engaged in lines of business engaged in by Borrower and its Subsidiaries as of the date of this Agreement or reasonable expansions or extensions thereof;

                    (vii) Money market mutual funds having assets in excess of $2 billion limited to holdings specified in (i), (ii), and
                 (iv) of this Section 6.14;

                   (viii) Borrower's or its Subsidiaries' receivables arising from the sale of goods and services in the ordinary course of business;

                      (ix)    Interest Rate Protection Agreements; and

                       (x) Other Investments not to exceed $25,000,000 in the aggregate at any one time outstanding.

         6.15 Affiliates. Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any of its Affiliates (other than Borrower or any Subsidiary) except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than Borrower or such Subsidiary could obtain in a comparable arms-length transaction.

         6.16 Leverage Requirement. Borrower shall maintain as of the end of each of its fiscal quarterly accounting periods (i) a Senior Leverage Ratio for the four fiscal quarters then ended not exceeding 5.0 to 1.0 and (ii) a Total Leverage Ratio for the four fiscal quarters then ended not exceeding 5.5 to 1.0.

         6.17 Fixed Charge Coverage Requirements. Borrower shall maintain as of the end of each of its fiscal quarterly accounting periods a Fixed Charge Coverage Ratio for the four preceding fiscal quarters then ended of not less
1.2 to 1.0.

         6.18 Subordinated Debt. Borrower will not amend or modify any agreement governing any Subordinated Debt to the extent any of the conditions contained in the definition of Subordinated Debt set forth herein are no longer satisfied.

                                   ARTICLE 7

                                    DEFAULTS

         The occurrence of any one or more of the following events shall constitute a Default:





CREDIT AGREEMENT - Page 44

         7.1 Any representation or warranty made by or on behalf of Borrower or any Subsidiary to the Lenders under or in connection with any Loan Document shall be materially false or incorrect as of the date on which made.

         7.2 Nonpayment of principal of the Notes when due, or nonpayment of interest upon the Notes or of any Facility Fee or other fees or obligations under any of the Loan Documents within five Business Days after the same becomes due.

         7.3 The breach by Borrower of any of the terms or provisions of Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.9, 6.10, 6.11, 6.12, 6.13, 6.15, 6.16,
6.17, or 6.18.

         7.4 The breach by Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty days after any Authorized Officer of Borrower has become aware of such breach or any Lender has given written notice specifying such breach.

         7.5 Failure of Borrower or any Subsidiary to pay any Material Indebtedness when due (subject to any applicable grace period), or the default by Borrower or any Subsidiary in the performance of any other term, provision or condition contained in any agreement which has not been cured or waived under which any such Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment), prior to the stated maturity thereof.

         7.6 Borrower or any Subsidiary shall (i) have an order for relief entered with respect to it under the Federal Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due,
(iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.7.

         7.7 Without the application, approval or consent of Borrower or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Subsidiary or any substantial part of its property, or a proceeding described in Section 7.6(v) shall be instituted against Borrower or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.





CREDIT AGREEMENT - Page 45

         7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the Property of Borrower and its Subsidiaries taken as a whole.

         7.9 Borrower or any Subsidiary shall fail within 90 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $2,500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

         7.10 Borrower shall fail to meet the minimum funding requirements under the provisions of Section 412 of the Code and Section 302 of ERISA with respect to any Plan, or any Reportable Event shall occur in connection with any Plan, each in such a manner that would be reasonably likely to have a Material Adverse Effect hereunder.

         7.11 Any main transmitter license, permit or authorization issued to Borrower or any Subsidiary by the FCC is forfeited, revoked or not renewed; or any proceeding with respect to such forfeiture or revocation is instituted by the FCC and is not resolved or dismissed within eighteen months of the date of the publication of the order instituting such proceeding and with respect to which an adverse determination would constitute a Material Adverse Effect.

         7.12 Borrower or any Subsidiary shall fail to comply with any Law, including, without limitation, any Law, rule or regulation promulgated by the FCC, or any Environmental Law, the effect of which would have a Material Adverse Effect, which failure is not remedied with respect to Laws (other than Environmental Laws) within thirty days after the principal executive officer and/or principal financial officer of any Subsidiary or any Authorized Officer has become aware of such breach or any Lender has given written notice specifying such breach, and unless, with respect to Environmental Laws, Borrower or its Subsidiary fails to commence corrective action within thirty days after the principal executive officer and/or principal financial officer of any Subsidiary or any Authorized Officer has become aware of such breach or any Lender has given written notice specifying such breach and fails to diligently prosecute such corrective action to its completion.

         7.13 The occurrence of a default under any other material agreement, document or instrument (including, without limitation, any network affiliation agreement) to which Borrower or any Subsidiary is a party or by which any of its assets is bound the effect of which would constitute a Material Adverse Effect.

                                   ARTICLE 8

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

         8.1 Acceleration. If any Default described in Section 7.6 or 7.7 occurs, the Commitments of the Lenders to make Advances hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Co-Agents or any Lender, and without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. If any other Default occurs and is





CREDIT AGREEMENT - Page 46
continuing, the Required Lenders may terminate the Commitments of the Lenders to make Advances hereunder, or declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, or both, without presentment, demand, notice of intent to accelerate, notice of acceleration, protest or notice of any kind, all of which Borrower hereby expressly waives.

         8.2 Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Co-Agents with the consent in writing of the Required Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

                      (i) Change the maturity of any Note or the principal amount thereof, or change the rate or the time of payment of interest thereon or of any fees due hereunder, or waive any non-payment of any of the foregoing;

                      (ii) Reduce the percentage specified in the definition of Required Lenders, change the number or percentage of Lenders required to make decisions or grant consents or approvals with respect to with respect to any provision hereunder or impair any indemnification provided to any Lender hereunder;

                    (iii) Except as permitted or required under Sections 2.4, and 2.18, change the amount of the Commitment of any Lender hereunder, or permit Borrower to assign its rights under this Agreement; or

                      (iv)    Amend Section 2.4 or this Section 8.2.

No amendment of any provision of this Agreement relating to the Co-Agents shall be effective without the written consent of the Co- Agents.

         8.3 Preservation of Rights. No delay or omission of the Lenders or the Co-Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Co- Agents and the Lenders until the Obligations have been paid in full and the Commitments have been terminated.





CREDIT AGREEMENT - Page 47

                                   ARTICLE 9

                               GENERAL PROVISIONS

         9.1 Benefit of Agreement. The Lenders will accept the Notes as evidence of loans made in the ordinary course of their respective commercial banking businesses.

         9.2 Survival of Representations. All representations and warranties of Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

         9.3 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable Laws.

         9.4 Taxes. Any taxes (excluding income or other taxes payable with respect to the assets or income of a bank generally) payable or ruled payable by Federal or State authority in respect of the Loan Documents shall be paid by Borrower, together with interest and penalties, if any.

         9.5 Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas. Any action or proceeding against Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Dallas County, Texas. Borrower hereby irrevocably (i) submits to the nonexclusive jurisdiction of such courts, and
(ii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Article 12. Nothing herein or in any of the other Loan Documents shall affect the rights of the Co-Agents or the Lenders to serve process in any other manner permitted by law or shall limit the right of the Co-Agents or the Lenders to bring any action or proceeding against Borrower or with respect to any of its Property in courts in other jurisdictions. Any action or proceeding by Borrower against the Co-Agents or the Lenders shall be brought only in a court located in Dallas County, Texas unless Borrower is unable to join the necessary Co-Agent(s) and/or Lender(s).

         9.6 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         9.7 ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL





CREDIT AGREEMENT - Page 48

PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. If there is a conflict between the terms of this Agreement and the terms of the Commitment Letter, the terms of this Agreement shall prevail.

         9.8 Accounting. Except as otherwise provided herein, all accounting terms shall be construed and compliance with Sections 6.12, 6.16 and
6.17 shall be determined on a consolidated basis for Borrower and the Subsidiaries, in accordance with GAAP.

         9.9 Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which any Co-Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

         9.10 Expenses. Subject only to the limitations provided by the terms of the Commitment Letter and the Fee Letter referred to therein, Borrower shall reimburse the Co-Agents for any and all costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and expenses for the Co-Agents), paid or incurred by the Co-Agents in connection with the preparation, review, execution, delivery, amendment, modification, collection and enforcement of the Loan Documents, and any extension of the Facility Termination Date pursuant to Section 2.20. Borrower shall reimburse the Co-Agents and Lenders for any and all costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and expenses) paid or incurred by the Lenders in connection with collection and enforcement of the Loan Documents. The obligations of Borrower under this Section 9.10 shall survive the termination of this Agreement.

         9.11 Numbers of Documents. All statements, notices and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders and the Administrative Agent shall so furnish such statements, notices and requests to the Lenders.

         9.12 Severability. In the event that any one or more of the provisions contained in this Agreement or in the Notes should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

         9.13    Successors and Assigns.

                           (i) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Borrower





CREDIT AGREEMENT - Page 49
                 or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Borrower may not assign or transfer any of its obligations hereunder without the prior written consent of all the Lenders.

                          (ii) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the same portion of the Loans at the time owing to it and the Note or Notes held by it). An assignment shall be permitted if such assignment involves the assignment of the principal amount of at least $20,000,000 in Commitments if the assignment is to an Eligible Assignee who is not a Lender or an Affiliate of a Lender; provided, however, if the assignment is for a principal amount that is less than all of Lender's Commitment and Loans outstanding, such Lender shall retain a Commitment and Loans outstanding in a principal amount at least equal to $20,000,000. Assignments in a principal amount of less than $20,000,000 may be made to a Lender or an Affiliate of a Lender. Notwithstanding the foregoing, each assignment shall be subject to the following criteria: (a) Borrower shall consent in writing to an assignment to any Eligible Assignee, which consent shall not be unreasonably withheld or delayed;
                 (b) the assigning Lender, Eligible Assignee and Borrower shall execute and deliver an Assignment and Acceptance, together with any new Note or Notes subject to such assignment, and the assigning Lender shall return its old Note or Notes to Borrower; (c) assignments to banks organized under the laws of a country other than the United States may occur only upon receipt of a properly completed Internal Revenue Service Form 1001 (or, if applicable, Form 4224) or any successor form(s) indicating that withholding taxes will not be imposed, and such foreign assignee banks must inform Borrower promptly if such Internal Revenue Service forms cease to apply; (d) the assigning Lender, upon the return of the old Note or Notes to Borrower, execution of the Assignment and Acceptance and the issuance of new Note or Notes by Borrower, shall promptly advise the Administrative Agent in writing of such assignment for recording in the Register and provide a copy of such Assignment and Acceptance to the Administrative Agent for its records; and (e) the Lender assigning an interest hereunder will be subject to a service fee, payable to the Administrative Agent for its own account, in the amount of $2,500. Upon such execution, delivery, acceptance and recording by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (y) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).





CREDIT AGREEMENT - Page 50

                         (iii) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (b) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.5 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the Administrative Agent or any of the other Co-Agents, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee confirms that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Co-Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Co- Agents by the terms hereof, together with such powers as are reasonably incidental thereto; and (g) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                          (iv) The Administrative Agent shall maintain at its address referred to in Article 12 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, the Co-Agents and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, the Co-Agents or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                           (v)    The Administrative Agent shall not be
                 responsible for the documentation relating to any assignment; such documentation shall be the responsibility of the assigning Lender, the Eligible Assignee and the Borrower to complete all documentation relating to any such assignment. Within five Business Days after receipt of an executed Assignment and Acceptance from the assigning





CREDIT AGREEMENT - Page 51

                 Lender, Borrower, at its own expense, shall execute and deliver to the assigning Lender in exchange for the surrendered Note or Notes a new Note or Notes payable to the order of the Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note or Notes payable to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit "A" and Exhibit "B" hereto. Canceled Notes shall be returned to Borrower and the new Note or Notes shall be delivered to each such Note's respective payee by the Borrower. Any costs, internal charges and out-of-pocket expenses (including attorneys' fees and expenses) incurred by the assigning Lender, Eligible Assignee or Borrower shall be for their own accounts, respectively. Upon its receipt from the assigning Lender of a copy of the Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee and Borrower, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in the form of Exhibit "G" hereto,
                 (a) record the information contained therein in the Register, and (b) give prompt notice within one Business Day thereof to Borrower, the other Co- Agents and the assigning Lenders and Eligible Assignee.

                          (vi) Each Lender may without the consent of Borrower sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it and the Note or Notes held by it) provided, however, that (a) such Lender's obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the participating banks or other entities shall be entitled to the cost protection provisions contained in Article 3, (d) Borrower, the Co- Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (e) the voting rights of any person purchasing a participation shall be limited to matters concerning the increase or decrease of the Commitments and the interest rates charged hereunder, the reduction of any amount payable to the Lenders hereunder, and the delay of any date on which the Lenders are to receive payment hereunder.

                         (vii) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.13, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such Lender by or on behalf of Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to preserve





CREDIT AGREEMENT - Page 52
                 the confidentiality of any confidential information relating to Borrower received from such Lender.

                        (viii) Nothing herein shall prohibit any Lender from pledging or assigning its Note or Notes to any Federal Reserve Bank in accordance with applicable Law.

         9.14 Maximum Interest Rate. No provision of this Agreement or of any other Loan Document shall require the payment or the collection of interest in excess of the maximum permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section 9.14 shall govern and prevail and neither Borrower nor the sureties, guarantors, successors, or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Note or Notes of such Lender; and, if the principal of such Note or Notes has been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and each such Lender shall, to the extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Note or Notes so that interest for the entire term does not exceed the Maximum Rate.

         9.15 Non-Application of Chapter 15 of Texas Credit Code. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the Transactions contemplated hereby.

         9.16 Construction. Borrower, Co-Agents and Lenders acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and the Lenders.

         9.17 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER, CO-AGENTS AND LENDERS HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS.





CREDIT AGREEMENT - Page 53

         9.18 INDEMNIFICATION. BORROWER HEREBY INDEMNIFIES EACH CO-AGENT, EACH LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) (THE "LOSSES") TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (I) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (II) ANY OF THE TRANSACTIONS, (III) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (IV) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS SUBSTANCE LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY OF ITS SUBSIDIARIES, OR (V) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS'
FEES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE) OF THE PERSON TO BE INDEMNIFIED. NO PERSON TO BE INDEMNIFIED UNDER THIS SECTION 9.18 SHALL BE INDEMNIFIED FOR ANY LOSSES ARISING FROM ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT.

         9.19 LIMITATION OF LIABILITY. NEITHER ANY CO-AGENT OR LENDER NOR ANY AFFILIATE, OFFICER, DIRECTOR, EMPLOYEE, ATTORNEY, OR AGENT OF ANY CO-AGENT OR LENDER SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH OBLIGATED PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE ANY CO-AGENT, ANY LENDER UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES SUFFERED OR INCURRED BY ANY OBLIGATED PARTY IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT EXCEPT TO THE EXTENT THAT THE SAME OCCURS AS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON- APPEALABLE JUDGMENT. BORROWER HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE ANY CO-AGENT, ANY LENDER OR ANY





CREDIT AGREEMENT - Page 54

OF CO-AGENTS' OR LENDERS' AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, OR AGENTS FOR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS EXCEPT TO THE EXTENT THAT THE SAME OCCURS AS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT.

         9.20 Lenders Not Fiduciaries. The relationship between Borrower and the Lenders is solely that of debtor and creditor, and the Lenders have no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and the Lenders to be other than that of debtor and creditor.

         9.21 Termination of and Waiver Under Prior Agreement. By its execution of this Agreement, Borrower hereby gives notice of the termination of that certain Credit Agreement dated as of October 27, 1988, as amended, by and among Borrower, First Chicago as Managing Agent, and the banks party thereto (the "Prior Agreement"), effective as of the date the conditions precedent set forth in Section 4.1 of this Agreement have been satisfied or waived. By its execution of this Agreement, each Lender that is a "Bank" party to the Prior Agreement hereby agrees to waive the requirement of ten Business Days' written notice to the Managing Agent prior to termination thereof set forth in Section
2.4 thereof. Such waiver shall become effective upon execution of counterparts of this Agreement by sufficient Lenders to constitute the "Required Banks" as that term is defined in the Prior Agreement.

                                   ARTICLE 10

                                 THE CO-AGENTS

         10.1 Appointment of Co-Agents. First Chicago is hereby appointed Administrative Agent hereunder and under the other Loan Documents and shall have general responsibilities for all administrative matters with respect to the Loan Documents, including without limitation Advances made or to be made hereunder by the Lenders, communications, notices and correspondence between Borrower, on the one hand, and a Lender or Lenders, on the other hand, monitoring compliance by Borrower and the Lenders with requirements hereunder, maintaining the Register for names and addresses of Lenders and their Commitments hereunder, and acting as agent for the Lenders with respect to consents, waivers and the exercise of rights and remedies under the Loan Documents. The Administrative Agent shall not be responsible for any documentation unless specifically authorized by Borrower and Lenders. Citicorp Securities is hereby appointed Syndication Agent hereunder and under the other Loan Documents and shall manage all aspects of the loan syndication in consultation with Borrower, including the timing of all offers to potential Lenders, the acceptance of Commitments, and the determination of the amounts offered and the compensation provided. TCB is hereby appointed Documentation Agent hereunder and under the other Loan Documents and shall have primary responsibility for





CREDIT AGREEMENT - Page 55
all documentation of (but not administrative matters associated with) the revolving credit facility, the Loan Documents and any loan documentation related to any amendments, waivers, modifications or restatements thereof, any extension of the Facility Termination Date, any increase in the Commitments and any assignments permitted hereunder. Each of the Lenders irrevocably authorizes First Chicago to act as Administrative Agent, Citicorp Securities to act as Syndication Agent and TCB to act as Documentation Agent, of such Lender. Each Co-Agent agrees to act as such upon the express conditions contained in this Article 10. No Co-Agent shall have a fiduciary relationship in respect of Borrower or any Lender by reason of this Agreement.

         10.2 Powers. Each Co-Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Co-Agents by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Co- Agents shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by any such Co-Agent.

         10.3 General Immunity. Neither the Co-Agents nor any of its directors, officers, agents or employees shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

         10.4 No Responsibility for Loans, Recitals, etc. Neither Co-Agents nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered to the Administrative Agent;
(iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Co-Agents shall have no duty to disclose to the Lenders information that is not required to be furnished by Borrower to the Co-Agents or any of them at such time, but is voluntarily furnished by Borrower to the Co-Agents or any of them (either in their respective capacities as Co-Agents or in their individual capacities).

         10.5 Action on Instructions of Lenders. Each of the Co-Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. Each of the Co-Agents shall be fully justified in failing or refusing to take any action not otherwise required hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.





CREDIT AGREEMENT - Page 56

         10.6 Employment of Agents and Counsel. Each of the Co-Agents may execute any of its duties as Co-Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each of the Co-Agents shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

         10.7 Reliance on Documents; Counsel. Each of the Co-Agents shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, telecopy statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by Co- Agent, which counsel may be employees of such Co-Agent.

         10.8 Co-Agents' Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Co-Agents ratably in proportion to their respective Commitments (i) for any amounts not to be reimbursed by Borrower for which any Co-Agent is entitled to reimbursement by Borrower under the Loan Documents, (ii) for any other expenses incurred by any Co-Agent on behalf of the Lenders, in connection with the administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against any Co-Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of any Co-Agent. The obligations of the Lenders under this
Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

         10.9 Rights as a Lender. In the event any Co-Agent is a Lender, such Co-Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not a Co-Agent, and the term "Lender" or "Lenders" shall, at any time when a Co-Agent is a Lender, unless the context otherwise indicates, include such Co-Agent in its individual capacity. Each Co-Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Subsidiaries in which Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. Each Co-Agent, in its individual capacity, is obligated to be a Lender, except for the Syndication Agent.

         10.10 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Co-Agents or any other Lender and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance





CREDIT AGREEMENT - Page 57
upon any Co-Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions or not taking action under this Agreement and the other Loan Documents.

         10.11 Co-Agents. Any Co-Agent may resign at any time by giving written notice thereof to the other Co-Agents, the Lenders and Borrower, such resignation to be effective upon the appointment of a successor Co-Agent or, if no successor Co-Agent has been appointed, forty-five days after the retiring Co-Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of Borrower and the Lenders, a successor Co-Agent, which shall be a Lender. If no successor Co-Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Co- Agent's giving notice of its intention to resign, then the resigning Co-Agent may appoint, on behalf of Borrower and the Lenders, a successor Co-Agent. Any such appointment of a successor Co-Agent shall be subject to the consent of Borrower, which consent shall not be unreasonably withheld. Borrower shall provide its written consent to or disapproval of any such successor Co-Agent within fifteen days after receipt of notice of the appointment of such successor Co-Agent; if Borrower does not respond in writing within such fifteen day period, Borrower shall be deemed to have consented to the appointment of such successor Co-Agent. If the Co-Agent has resigned and no successor Co-Agent has been appointed, the Lenders may perform all duties of the resigning Co-Agent hereunder and, in the event the resigning Co-Agent is the Administrative Agent, Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Co-Agent shall be deemed to be appointed hereunder until such successor Co-Agent has accepted the appointment. Any such successor Co-Agent shall be a commercial bank having capital, retained earnings and undivided profits of at least $500,000,000. Upon the acceptance of any appointment as Co-Agent hereunder by a successor Co-Agent, such successor Co-Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Co-Agent. Upon the effectiveness of the resignation of the Co-Agent, the resigning Co-Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of a Co-Agent, the provisions of this Article 10 shall continue in effect for the benefit of such Co-Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Co-Agent hereunder and under the other Loan Documents.

                                   ARTICLE 11

                            SETOFF; RATABLE PAYMENTS

         11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if Borrower becomes insolvent, however evidenced, or any Default occurs, any indebtedness from any Lender to Borrower may, subject to Section 11.2, be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due. If any Lender becomes insolvent, any indebtedness from Borrower to such Lender (including, without limitation, liabilities of such Lender for deposits from Borrower) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations or any part hereof, shall then be due.





CREDIT AGREEMENT - Page 58

         11.2 Sharing of Payments. In case at any time any Lender, whether by setoff or otherwise, has payment made to it upon its Note or Notes in a greater proportion than received by any other Lender upon its Note (Ratable Loans) in accordance with its Commitment, such Lender so receiving such greater proportionate payment agrees to purchase a portion of the Ratable Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Percentage of the Ratable Loans in accordance with its Commitment. There shall be no sharing of payments under this Section 11.2 among Lenders with Competitive Bid Loans outstanding. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. Borrower agrees that any Lender executing this Agreement purchasing a participation hereunder may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as if such Lender were the direct creditor of Borrower in the amount of the participation.

                                   ARTICLE 12

                                    NOTICES

         12.1 Giving Notice. Any notice or information required or permitted to be given under this Agreement may be, and shall be deemed, given when deposited in the United States mail, postage prepaid, or by telecopy when received by the appropriate office after transmission, charges prepaid, addressed to Borrower, the Lenders or the Co-Agents at the addresses indicated below their signatures to the Agreement.

         12.2 Change of Address. Borrower, the Lenders and the Co-Agents may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                   ARTICLE 13

                                  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower, the Co-Agents and the Lenders and each party has notified the Documentation Agent by telecopy or telephone, confirmed in writing, that it has taken such action.





CREDIT AGREEMENT - Page 59

         IN WITNESS WHEREOF, Borrower, the Lenders and the Co-Agents have executed this Agreement as of the date first above written.

                                         BORROWER:

                                         A. H. BELO CORPORATION

                                         By:  /s/ MICHAEL D. PERRY
                                                  Michael D. Perry
                                                  Senior Vice President

                                         Address:

                                         Communications Center
                                         400 South Record Street
                                         Dallas, Texas 75202
                                         Telecopy:  (214) 977-6603
                                         Attention: Ms. Vicky C. Teherani
                                                    Vice President and Treasurer





CREDIT AGREEMENT - Page 60

                                           CO-AGENTS AND LENDERS:

                                           CITICORP SECURITIES, INC.,
                                           as Syndication Agent


                                           By:  /s/ FREDERICK B. PICKERING, JR.
                                                    Frederick B. Pickering, Jr.
                                                    Managing Director

                                           Address:

                                           399 Park Avenue, 9th Floor
                                           New York, New York  10043
                                           Telecopy:        212-832-9137
                                           Attention:       Margaret Ullrich





CREDIT AGREEMENT - Page 61

Commitment:                            THE FIRST NATIONAL BANK OF CHICAGO,
                                       Individually and as Administrative Agent
$75,000,000.00

                                       By:  /s/ JOHN M. SPEER
                                                John M. Speer
                                                Vice President

                                       Address:

                                       Mail Suite 0629; 1FNP-14
                                       One First National Plaza
                                       Chicago, Illinois 60670
                                       Telecopy:        213-732-8587
                                       Attention:       John M. Speer
                                                        Communications Division





CREDIT AGREEMENT - Page 62

Commitment:                          TEXAS COMMERCE BANK NATIONAL ASSOCIATION
                                     Individually and as Documentation Agent
$75,000,000.00


                                     By:  /s/ JOHN P. DEAN
                                              John P. Dean
                                              Senior Vice President

                                     Address:

                                     P. O. Box 660197
                                     Dallas, Texas 75266-0197
                                     Telecopy:        214-922-2044
                                     Attention:       John P. Dean
                                                      Senior Vice President





CREDIT AGREEMENT - Page 63

Commitment:                                CITICORP U.S.A., INC.,
                                           Individually
$75,000,000.00
                                                /s/ THOMAS D. STOTT
                                                    Thomas D. Stott
                                                    Vice President

                                           By:  /s/ FREDERICK B. PICKERING, JR.
                                           Name:    Frederick B. Pickering, Jr.
                                           Title:   Vice President

                                           Address:

                                           399 Park Avenue, 4th Floor
                                           New York, New York 10043
                                           Telecopy:        212-793-6873
                                           Attention:       Robert Keller
                                                            Media Group





CREDIT AGREEMENT - Page 64

Commitment:                                FIRST INTERSTATE BANK OF TEXAS, N.A.

$55,000,000.00


                                           By:  /s/ CONNOR J. DUFFEY
                                                    Connor J. Duffey
                                                    Vice President

                                           Address:

                                           1445 Ross Avenue, 3rd Floor
                                           Dallas, Texas 75202
                                           Telecopy:        214-740-1543
                                           Attention:       Connor J. Duffey





CREDIT AGREEMENT - Page 65

Commitment:                             NATIONSBANK OF TEXAS, N.A.

$55,000,000.00


                                        By:  /s/ DONALD L. HARRISON, JR.
                                                 Donald L. Harrison, Jr.
                                                 Senior Vice President

                                        Address:

                                        901 Main Street, 67th Floor
                                        Dallas, Texas 75202
                                        Telecopy:        214-508-0980
                                        Attention:       Donald L. Harrison, Jr.





CREDIT AGREEMENT - Page 66

Commitment:                                SOCIETE GENERALE, SOUTHWEST AGENCY

$55,000,000.00


                                           By:  /s/ CHRISTOPHER J. SPELTZ
                                           Name:    Christopher J. Speltz
                                           Title:   Vice President

                                           Address:

                                           2001 Ross Avenue, #4800
                                           Dallas, Texas 75201
                                           Telecopy:        214-979-1104
                                           Attention:       Chris Speltz





CREDIT AGREEMENT - Page 67

Commitment:                                BANK OF AMERICA NT & SA

$40,000,000.00


                                           By:  /s/ JAMES C. COLEGATE
                                           Name:    James C. Colegate
                                           Title:   Senior Vice President

                                           Address:

                                           555 South Flower Street
                                           Los Angeles, California 90071
                                           Telecopy:        213-228-3145
                                           Attention:       Robert Lagace





CREDIT AGREEMENT - Page 68

Commitment:                                THE BANK OF CALIFORNIA, N.A.

$40,000,000.00


                                           By:  /s/ RICK HOLMAN
                                           Name:
                                           Title:   Vice President

                                           Address:

                                           400 California Street, 14th Floor
                                           San Francisco, California 94104
                                           Telecopy:        415-765-3146
                                           Attention:       Rick Holman





CREDIT AGREEMENT - Page 69

Commitment:                                THE BANK OF TOKYO, LTD.

$40,000,000.00


                                           By:  /s/ J. BECKWITH
                                           Name:    J. Beckwith
                                           Title:   Vice President

                                           Address:

                                           2001 Ross Avenue, Suite 3150
                                           Dallas, Texas 75201
                                           Telecopy:        214-954-1007
                                           Attention:       John E. Beckwith





CREDIT AGREEMENT - Page 70

Commitment:                    CREDIT LYONNAIS CAYMAN ISLAND BRANCH

$40,000,000.00


                               By:  /s/ ALAIN PAPIASSE
                               Name:    Alain Papiasse
                               Title:   Authorized Signature

                               Address:

                               c/o Credit Lyonnais Dallas Representative Office 500 North Akard, Suite 3210
                               Dallas, Texas  75201
                               Telecopy:        (214) 954-3312
                               Attention:       Karen Watson





CREDIT AGREEMENT - Page 71

Commitment:                             THE FUJI BANK, LIMITED

$25,000,000.00


                                        By:  /s/ DAVID KELLEY
                                        Name:    David Kelley
                                        Title:   Vice President & Senior Manager

                                        Address:

                                        Two Houston Center, Suite 2800
                                        Houston, Texas 77010
                                        Telecopy:        713-759-0048
                                        Attention:       Philip C. Lauinger, III





CREDIT AGREEMENT - Page 72

Commitment:                                TOYO TRUST AND BANKING COMPANY, LTD.

$25,000,000.00


                                           By:  /s/ HIROYUKI FUKURO
                                                    Hiroyuki Fukuro
                                                    Vice President

                                           Address:

                                           437 Madison Avenue, 37th Floor
                                           New York, New York 10022
                                           Telecopy:        212-371-4963
                                           Attention:       Sharon Bonelli





CREDIT AGREEMENT - Page 73

                                  EXHIBIT "A"

                                      NOTE
                                (Ratable Loans)


$ ____________                                          _____________, 19__


     A. H. BELO CORPORATION, a Delaware corporation ("Borrower"), promises to pay, on or before the Facility Termination Date (as defined in the Agreement referred to below), to the order of __________________ (the "Lender") the lesser of the principal sum of _________________________________ Dollars or the
aggregate unpaid principal amount of all Loans made by the Lender to Borrower pursuant to Sections 2.1 and 2.2 of the Credit Agreement (as the same may be amended or modified, the "Agreement") hereinafter referred to, in immediately available funds at the main office of The First National Bank of Chicago in Chicago, Illinois, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Ratable Loan and the date and amount of each principal payment hereunder.

     This Note (Ratable Loans) is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of August 5, 1994, among Borrower, Citicorp Securities, Inc., as Syndication Agent, The First National Bank of Chicago, individually and as Administrative Agent, Texas Commerce Bank National Association, individually and as Documentation Agent, and the banks named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

     Notwithstanding anything to the contrary contained herein, no provision of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Borrower nor the successors or assigns of Borrower shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and the

Lenders shall, to the extent permitted by an applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts of the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

     Borrower and each endorser and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice (except for notice specifically required by the terms of the Credit Agreement), presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute any such party, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

     THIS NOTE AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.


                                                     A. H. BELO CORPORATION


                                                     By: ______________________
                                                     Name: ____________________
                                                     Title: ___________________

                  SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                       TO
                   NOTE (RATABLE LOANS) OF _________________
                            DATED ____________, 19__





                   Principal        Maturity of        Principal
       Date     Amount of Loan   Interest Period     Amount Paid     Unpaid Balance
       ----     --------------   ---------------     -----------     --------------

                                  EXHIBIT "B"

                                      NOTE
                            (Competitive Bid Loans)



$600,000,000.00                                          ______________, 19__


     A. H. BELO CORPORATION, a Delaware corporation ("Borrower"), promises to pay, on or before the Facility Termination Date, to the order of __________ (the "Lender") the aggregate unpaid principal amount of all Competitive Bid Loans made by the Lender to Borrower pursuant to Sections 2.1 and 2.3 of the Credit Agreement hereinafter referred to (as the same may be amended, modified, the "Agreement"), in lawful money of the United States in immediately available funds at the main office of The First National Bank of Chicago, as Administrative Agent, in Chicago, Illinois, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Agreement. Borrower shall pay each Competitive Bid Loan in full on the last day of such Competitive Bid Loan's applicable Interest Period.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Competitive Bid Loan and the date and amount of each principal payment hereunder.

     This Note (Competitive Bid Loans) is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of August 5, 1994, among Borrower, Citicorp Securities, Inc., as Syndication Agent, The First National Bank of Chicago, individually and as Administrative Agent, Texas Commerce Bank National Association, individually and as Documentation Agent, and the banks named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

     Each Note (Competitive Bid Loans) issued pursuant to the Agreement is in the amount of $600,000,000.00, provided, however, that the aggregate principal amount of Loans under this Note may not exceed the aggregate of Commitments from all Lenders under the Agreement.

     Notwithstanding anything to the contrary contained herein, no provision of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Borrower nor the successors or assigns of Borrower shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and the Lenders shall, to the extent permitted by an applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts of the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

     Borrower and each endorser and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice (except for notice specifically required by the terms of the Credit Agreement), presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute any such party, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

     THIS NOTE AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

                                                    A. H. BELO CORPORATION

                                                    By: _______________________
                                                    Name: _____________________
                                                    Title: ____________________

                 SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                      TO
              NOTE (COMPETITIVE BID LOANS) OF _________________,
                           DATED  __________, 19__



                      Principal       Maturity of      Principal
           Date    Amount of Loan   Interest Period   Amount Paid   Unpaid Balance
           ----    --------------   ---------------   -----------   --------------

                                  EXHIBIT "C"

                         DECLARATION OF BIDDING STATUS

                                                       _________________, 199___

The First National Bank of Chicago, as Administrative Agent
One First National Plaza
Mail Suite 0629; 1-14
Chicago, Illinois  60670

Attention:  Communications Division

         Re:     A.H. BELO CORPORATION COMPETITIVE BID FACILITY

         The undersigned, as a Lender party to that certain Credit Agreement dated as of August 5, 1994 among A.H. Belo Corporation ("Borrower"), the Co-Agents party thereto, and the Lenders party thereto (hereinafter the "Agreement") hereby declares that it is a Bidding Lender. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

         This declaration may be revoked and/or reinstated at any time in the sole discretion of the undersigned Lender. The undersigned Lender acknowledges that:

         1. at such times as this declaration is not in effect, the undersigned will not be invited to deliver Competitive Bid Quotes under Section 2.3.3 of the Agreement; and

         2. in the event the undersigned has not participated in either an Absolute Rate Auction or a Eurodollar Auction for a period of six months, it will be deemed to have revoked this declaration. Any reinstatement of this declaration subsequent to such deemed revocation may not itself be deemed revoked hereunder for a period of six months commencing on the date of such reinstatement.

                                                       (LENDER)
                                        ________________________________


                                        By: ____________________________
                                        Name: __________________________
                                        Title: _________________________


cc:      Ms. Vicky C. Teherani
         A. H. Belo Corporation
         400 South Record Street
         Dallas, Texas 75202

                                  EXHIBIT "D"

                         COMPETITIVE BID QUOTE REQUEST
                                (Section 2.3.2)

                                                             ___________, 19____

To:              The First National Bank of Chicago,
                 as administrative agent (the "Administrative Agent")

From:            A. H. Belo Corporation ("Company")

Re: Credit Agreement (the "Agreement") dated as of August 5, 1994, among the Company, Citicorp Securities, Inc., as Syndication Agent, The First National Bank of Chicago, individually and as Administrative Agent, Texas Commerce Bank National Association, individually and as Documentation Agent, and the Lenders listed on the signature pages thereof

         We hereby give notice pursuant to Section 2.3.2 of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Advance(s):

Borrowing Date:  ______________, 19___

Principal Amount(1)                      Interest Period(2)
- - -------------------                      ------------------
$


         Such Competitive Bid Quotes should offer a (Competitive Bid Margin) (Absolute Rate).

         Upon acceptance by the undersigned of any or all of the Competitive Bid Advances offered by Lenders in response to this request, the undersigned shall be deemed to affirm as of such date the representations and warranties made in the Agreement to the extent specified in Article IV thereof. Capitalized terms used herein have the meanings assigned to them in the Agreement.
                                        A. H. BELO CORPORATION


                                        By:______________________________
                                        Name:____________________________
                                        Title:___________________________





____________________

    (1) Amount must be at least $________ and an integral multiple of $________.

    (2) One, two, three, six or nine months (Eurodollar Auction) or at least 14 and up to 280 days (Absolute Rate Auction), subject to the provisions of the definitions of Eurodollar Interest Period and Absolute Rate Interest Period.

                                  EXHIBIT "E"

                     INVITATION FOR COMPETITIVE BID QUOTES
                                (Section 2.3.3.)


                                                              ___________, 19___


To:              (Name of Bank)

Re:              Invitation for Competitive Bid Quotes to
                 A. H. Belo Corporation (the "Company")

         Pursuant to Section 2.3.3 of the Credit Agreement dated as of August 5, 1994 (the "Agreement") among the Company, Citicorp Securities, Inc., as Syndication Agent, Texas Commerce Bank National Association, individually and as Documentation Agent, the Lenders parties thereto and the undersigned, individually and as Administrative Agent, we are pleased on behalf of the Company to invite you to submit Competitive Bid Quotes to the Company for the following proposed Competitive Bid Advance(s):

Borrowing Date:  _________________, 19___

Principal Amount                     Interest Period
- - ----------------                     ---------------

$


         Such Competitive Bid Quotes should offer a (Competitive Bid Margin) (Absolute Rate). Your Competitive bid Quote must comply with Section 2.3.4 of the Agreement and the foregoing terms in which the Competitive Bid Quote Request was made. Capitalized terms used herein have the meanings assigned to them in the Agreement.

         Please respond to this invitation by no later than (1:00 p.m.) (9:00 a.m.) Chicago time on _______________, 19___.

                                        THE FIRST NATIONAL BANK OF CHICAGO
                                                as Administrative Agent


                                        By:_____________________________________
                                                 Authorized Officer

                                  EXHIBIT "F"
                             COMPETITIVE BID QUOTE
                                (Section 2.3.4)

                                                           ______________, 19___

To:      The First National Bank of Chicago, as Administrative Agent
                 Attn: ____________________________

Re:      Competitive Bid Quote to A. H. Belo Corporation (the "Company")

In response to your invitation on behalf of the Company dated _______________, 19___, we hereby make the following Competitive Bid Quote pursuant to Section
2.3.4 of the Credit Agreement hereinafter referred to and on the following terms:

1.       Quoting Bank:______________________________________________  2.
Person to contact at Quoting Bank: ___________________ 3. Borrowing Date:____________, 19__(1) 4. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal        Interest         (Competitive          (Absolute         Minimum
Amount(2)        Period(3)        Bid Margin(4))         Rate(5))         Amount(6)
- - ---------        ---------        --------------        ---------         ---------
$



__________________________________
(1)      As specified in the related Invitation.
(2) Principal amount bid for each Interest Period may not exceed principal amount requested. Bids must be made for $5,000,000 and an integral multiple of $1,000,000.
(3) One, two, three, six or nine months or at least 14 and up to 280 days, as specified in the related Invitation.
(4) Competitive Bid Margin over or under the Eurodollar Base Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether "PLUS" or "MINUS".
(5) Specify rate of interest per annum (rounded to the nearest 1/100 of 1%).
(6)      Specify minimum amount which the Company may accept (see Section
         2.3.4(ii)(d).


         We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of August 5, 1994 among the Company, Citicorp Securities, Inc., as Syndication Agent, Texas Commerce Bank National Association, individually and as Documentation Agent, the Lenders listed on the signature pages thereof and yourselves, individually and as Administrative Agent, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.


                                                  Very truly yours,

                                                  (NAME OF BANK)


Dated: _____________, 19___                       By:___________________________
                                                         Authorized Officer

                                  EXHIBIT "G"

                      ASSIGNMENT AND ACCEPTANCE AGREEMENT

                          Dated _______________, 19__


         Reference is made to the Credit Agreement dated as of August 5, 1994 (such Credit Agreement, as the same may hereinafter be amended or otherwise modified, herein the "Agreement"), among A. H. Belo Corporation (the "Company"), Citicorp Securities, Inc., as Syndication Agent, Texas Commerce Bank National Association, individually and as Documentation Agent, The First National Bank of Chicago, individually and as Administrative Agent, and the lenders named therein (the "Lenders"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.

         ____________________________________________________________ (the
"Assignor") and ____________________________________________________________
(the "Assignee") agree as follows:

         1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a _____% interest in and to all the Assignor's rights and obligations under the Agreement as of the Effective Date (as defined below) (including, without limitation, such percentage interest in the Commitments of the Assignor on the Effective Date and such percentage interest in the Loans owing to the Assignor outstanding on the Effective Date together with such percentage interest in all unpaid interest accrued to the Effective Date and such percentage interest in the Note (Ratable Loans) (and) (but excluding the Note (Competitive Bid Loans)) held by the Assignor, as defined herein). In consideration for the assignment provided for herein, Assignee agrees to pay Assignor in immediately available funds, on or before the Effective Date, $_______________.

         2. The Assignor (i) represents that as of the date hereof, its Commitments (without giving effect to assignments thereof which have not yet become effective) is $_______________ and the outstanding balance of its Loans (unreduced by an assignments thereof which have not yet become effective) is $_______________; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Agreement or any other instrument or document furnished pursuant thereto; and (iv) has returned to the Company, in accordance with the provisions of Section 9.13 of the Agreement, the Note (Ratable Loans) (and the Note (Competitive Bid Loans)) referred to in paragraph 1 above and the Company has issued a new Note (Ratable Loans) (and the Note (Competitive Bid Loans)) payable to the order of the Assignee in the principal amounts of





ASSIGNMENT AND ACCEPTANCE AGREEMENT - Page 1

$_______________ and $_______________, respectively, and if the Assignor has retained any Commitments, the Company has also issued a new Note (Ratable Loans) (and the Note (Competitive Bid Loans)) payable to the order of the Assignor in the principal amounts of $_______________ and $_______________, respectively, and copies of all such new Notes issued by the Company are attached hereto.

         3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Co-Agents, the assignor or any other Lenders party to the Agreement and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes each of the Co-Agents to take such actions as agent on its behalf and to exercise such powers as are delegated to the Co-Agents by the terms of the Agreement, together with such powers as are reasonably incidental thereto;
(vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Agreement are required to be performed by it as a party thereto; and (vii) agrees that it will keep confidential all information with respect to the Company and its Subsidiaries furnished to it by the Company and its Subsidiaries or the Assignor (other than information generally available to the public or otherwise available to the Assignor on a nonconfidential basis).

         4. The effective date for this Assignment and Acceptance shall be ____________________ (the "Effective Date").(1) Following the execution of this Assignment and Acceptance, a copy will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.

         5. Upon such acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Agreement, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a party thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

                                        (LENDER ASSIGNOR)


                                        By:_______________________________
                                        Name:_____________________________
                                        Title:____________________________






____________________

     (1) See Section 9.13 of the Agreement. Such date shall be at least 2 Business Days after the execution of this Assignment and Acceptance and delivery thereof to the Administrative Agent.


ASSIGNMENT AND ACCEPTANCE AGREEMENT - Page 2

                                        (ELIGIBLE ASSIGNEE)


                                        By:______________________________
                                        Name:____________________________
                                        Title:___________________________



                                        A. H. BELO CORPORATION


                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________






ASSIGNMENT AND ACCEPTANCE AGREEMENT - Page 3

                                  EXHIBIT "H"

              (Letterhead of the General Counsel of the Borrower)


                                 August 5, 1994


The Co-Agents and Lenders who are parties to the Credit Agreement described below.


Gentlemen:

         I am Senior Vice President, Secretary and General Counsel for A. H. Belo Corporation, a Delaware corporation (the "Borrower"), and have participated as an officer of the Borrower in the execution and delivery of a Credit Agreement among the Borrower, Citicorp Securities, Inc., as Syndication Agent, The First National Bank of Chicago, individually and as Administrative Agent, Texas Commerce Bank National Association, individually and as Documentation Agent, and the other Lenders named therein, providing for Loans in an aggregate principal amount not exceeding $600,000,000 at any one time outstanding and dated as of August 5, 1994 (the "Agreement"). All capitalized terms used in this opinion shall have the meanings attributed to them in the Agreement.

         I am a member of the Bar of the State of Texas. My opinions expressed below are limited to the law of the State of Texas, Federal law of the United States and the General Corporation Law of the State of Delaware.

         I have examined the Borrower's Certificate of Incorporation, By-laws, resolutions, the Loan Documents and such other matters of fact and law which I deem necessary in order to render this opinion. Based upon the foregoing, it is my opinion that:

         1. The Borrower and each Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their states of incorporation and have all requisite corporate authority to conduct their business in each jurisdiction in which their business is conducted.

         2. The execution and delivery of the Loan Documents by the Borrower and the performance by the Borrower of the Obligations and the consummation of the transactions contemplated by the Loan Documents have been duly authorized by all necessary corporate action and proceedings on the part of the Borrower and will not:

                 (a)      require any consent of the Borrower's stockholders;

                 (b) violate any law or the Borrower's or any Subsidiary's Certificate or

         Articles of Incorporation or By-laws or, to my knowledge after reasonable inquiry, any rule, regulation, order, writ, judgment, injunction, decree or award binding on or affecting the Borrower or any Subsidiary or any material indenture, instrument or agreement binding upon the Borrower or any Subsidiary; or

                 (c) result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Borrower or any Subsidiary except as set forth in the Loan Documents.

         3. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except to the extent enforcement (a) of the indemnification provisions of the Agreement may be limited by applicable securities laws and public policies, and (b) may be limited by Debtor Relief Laws and subject also to the availability of equitable remedies if equitable remedies are sought.

         4. There is no non-FCC litigation or proceeding pending or, to the best of my knowledge, threatened against the Borrower or any Subsidiary which, collectively or individually, has a substantial likelihood of resulting in a Material Adverse Effect (except as set forth on Schedule 4 to the Agreement).

         5. No approval, authorization, consent, or order of any governmental authority, which has not been obtained by the Borrower or any Subsidiary, is required to be obtained by the Borrower or any Subsidiary in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or in connection with the payment by the Borrower of the Obligations.

         6. The Borrower and each of its Subsidiaries have been duly issued, and they validly hold, as of this date, all material licenses, permits, certificates and other authorizations from the FCC which are necessary to enable each of them to own and operate the television stations owned and operated by each of them on the date hereof and to conduct their respective businesses as now being conducted; and to the best of my knowledge, the Borrower and each of the Subsidiaries are operating in accordance with the terms of such licenses, permits, certificates or other authorizations and in accordance with the Communications Act of 1934, as amended, and all applicable material rules and regulations of the FCC promulgated pursuant thereto.

         7. Neither the execution and delivery by the Borrower of the Loan Documents nor the fulfillment of or compliance with any of the provisions thereof will (a) result in a violation of any currently applicable law, statute, rule or regulation administered or promulgated by the FCC, or (b) require any authorization, consent, approval, exemption or other action by, or any notice to or filing with, the FCC (other than routine filings after the date of this opinion with the FCC under Section 73.3613(b) (3) and (5) of the FCC's Rule and Regulations) pursuant to any currently applicable law, statute, rule or regulation administered by the FCC to which the Borrower or any Subsidiary is subject.

         8. To the best of my knowledge after reasonable inquiry, no proceeding, claim, lawsuit, investigation or other action is (a) currently pending before the FCC, or (b) to my knowledge after reasonable inquiry, threatened in writing and received by any radio or television station operated by the Borrower or any Subsidiary and not currently before the FCC, which has a substantial likelihood of resulting in a Material Adverse Effect.

         9. Neither the Borrower nor any Subsidiary is an "investment company" as that term is defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940.

                                                   Very truly yours,




                                      3